Exhibit 4.14

Execution Version

CREDIT AGREEMENT

Dated as of February 23, 2020

among

REDHILL BIOPHARMA INC.,

 as the Borrower,

REDHILL BIOPHARMA LTD.,

 as a Guarantor,

HCR COLLATERAL MANAGEMENT, LLC,

as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

i

(cont’d)

(cont’d)

(cont’d)

SCHEDULES

1.01(a)  Specified Asset

1.01(c)  Products

2.01      Term Loan Commitments and Applicable Percentages

6.10      Insurance

6.13(a)  Subsidiaries

6.13(b)  Capitalization

6.17      IP Rights

6.17(m) Existing Patent Infringement Proceedings

6.20(a)  Locations of Real Property

6.20(b)  Taxpayer and Organizational Identification Numbers

6.20(c)  Changes in Legal Name, State of Organization and Structure

6.22      Material Contracts and Lease Agreements

8.01      Liens Existing on the Closing Date

8.02      Investments Existing on the Closing Date

8.03      Indebtedness Existing on the Closing Date

11.02    Certain Addresses for Notices

EXHIBITS

A           Form of Loan Notice

B           Form of Term Note

C           Form of Joinder Agreement

D           Form of Assignment and Assumption

E           Form of Compliance Certificate

F           Form of Bailee Letter

G          Form of Landlord Waiver

H          Sample Revenue Interest Payment Amount Calculation

I           Talicia Commercialization Plan

J           Form of Annual Business Plan and Budget

K-1      Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

K-2      Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

K-3      Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

K-4       Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 23, 2020 among REDHILL BIOPHARMA INC., a Delaware corporation (the “Borrower”), REDHILL BIOPHARMA LTD., a company incorporated under the laws of the State of Israel, as Guarantor (“RedHill Parent”), the Lenders (defined herein), HCR Collateral Management, LLC, as Administrative Agent and those additional entities that hereafter become parties hereto in accordance with the terms hereof by executing a Joinder Agreement.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01      Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” means (a) an exclusive license relating to the asset identified on Schedule 1.01(a) hereto (the “Specified Asset”) and associated assets (with approval from the Lenders) acquired by the Borrower prior to the one-year anniversary of the Closing Date or (b) an asset approved by the Lenders in writing prior to the Acquisition thereof (such approval not to be unreasonably withheld).

“Acquisition” means, with respect to any Person, the acquisition (including any license or any acquisition of any license) by such Person, in a single transaction or in a series of related transactions, of (a) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise, (c) one or more Acquisition Products or a Person or division, line of business or other business unit of another Person holding an Acquisition Product(s), or (d) IP Rights of a Person or division, line of business or other business unit of another Person holding such IP Rights.

“Acquisition Product” means any product or service developed, manufactured, marketed, offered for sale, promoted, sold, tested, used or otherwise distributed by a Person other than RedHill Parent or any of its Subsidiaries.

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Administrative Agent” means HCR Collateral Management, LLC, in its capacity as administrative agent under any of the Loan Documents, or any duly appointed successor administrative agent, pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in accordance with Section 11.02(c).

“Aemcolo” means Aemcolo (rifamycin) delayed-release tablets, for oral use.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Amortization Date” means the Interest Payment Date immediately following the three (3) year anniversary of the Closing Date;  provided,  that, if (x) the trailing four quarters of Net Revenues for the fiscal quarter ending March 31, 2021 are less than $25,000,000 (based upon the quarterly sales report provided pursuant to Section 2.12(c) and RedHill Parent’s quarterly and annual financial statements) or (y) the trailing four quarters of Net Revenues for the fiscal quarter ending March 31, 2022 are less than $50,000,000 (based upon the quarterly sales reports provided pursuant to Section 2.12(c) and RedHill Parent’s quarterly and annual financial statements), then, at the Required Lenders’ sole discretion,  “Amortization Date” shall mean the Interest Payment Date immediately following the two (2) year anniversary of the Closing Date.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of worldwide Net Revenues for that Calendar Year.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s portion of the outstanding Term Loans at any time (or any payment of interest, prepayment premiums, fees, revenue payments or any other fees or payments due unless specifically sated otherwise with respect thereto), as applicable, the percentage of the Outstanding Amount of such Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Royalty Rate” means the percentage based on the applicable portion of Annual Net Revenues and the Loans advanced, as set forth in the chart below, and calculated as follows: (a) if only the Tranche A Term Loans are funded pursuant to Section 2.01(a)(i), the percentage set forth in the applicable row of column 1, (b) if the Tranche B Term Loans are also funded pursuant to Section 2.01(a)(ii), the percentage set forth in the applicable row of column 2 or (c) if the Tranche D Term Loans are also funded pursuant to Section 2.01(a)(iv), the percentage set forth in the applicable row of column 3:

Applicable Royalty Rate based on Annual Net Revenues	1. Only the Tranche A Term Loans are funded pursuant to Section 2.01(a)(i)	2. If the Tranche B Term Loans are also funded pursuant to Section 2.01(a)(ii)	3. If the Tranche D Term Loans are also funded pursuant to Section 2.01(a)(iv)
Portion of Annual Net Revenues less than or equal to $75,000,000	2.00%	4.00%	4.50%

“Approved Independent Certified Public Accountant” means Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers International Limited, Ernst & Young Global Limited, KPMG International Cooperative, BDO International Limited, their successors and the respective Affiliates and member firms of each of the foregoing.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Asset Acquisition” means the purchase, license or other acquisition of the Acquired Assets as provided for in the Asset Acquisition Agreement and the related transactions.

“Asset Acquisition Agreement” means the purchase, license or other acquisition agreement providing for the purchase, license or acquisition of the Acquired Assets by the Borrower (including, without limitation, all schedules and exhibits thereto), which agreement shall be subject to the approval of the Administrative Agent and the Lenders in their sole discretion.

“Asset Acquisition Documentation” means, collectively, the Asset Acquisition Documents and all schedules, exhibits, annexes and amendments thereto, and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Asset Acquisition Documents” means the Asset Acquisition Agreement and any other documents executed or issued, or to be executed or issued, by or on behalf of the Borrower and/or any of its Affiliates in respect of the Asset Acquisition (but excluding the Loan Documents).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS as in effect on December 31, 2018, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS as in effect on December 31, 2018 and if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of RedHill Parent and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of RedHill Parent and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with IFRS.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a borrowing of Loans by the Borrower pursuant to Section 2.01.

“Borrowing Date” means the Tranche A Funding Date, with respect to the Tranche A Term Loans, the Tranche B Funding Date, with respect to the Tranche B Term Loans, the Tranche C Funding Date, with respect to the Tranche C Term Loans, and the Tranche D Funding Date, with respect to the Tranche D Term Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State of New York or the State of Israel.

“Businesses” means, at any time, a collective reference to the businesses operated by RedHill Parent and its Subsidiaries at such time.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first such Calendar Year the period beginning on the Closing Date and ending on December 31 of the year in which the Closing Date occurs, (b) for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year, the period beginning on January 1 of the year in which this Agreement terminates and ending on the Revenue Interest Maturity Date.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with IFRS as in effect on December 31, 2018, would be required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided,  that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twenty-four months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000, or, in the case of foreign banks, $100,000,000 (or the Dollar equivalent of), or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twenty-four months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twenty-four months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus meeting the qualifications of an Approved Bank specified in clause (b)(i) above for underlying securities of the type described in clauses (a) and (b) above and (e) below, (e) readily marketable obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P having maturities of not more than twenty-four months from the date of acquisition, (f) Dollars or any other currencies held by the Borrower, the Guarantor and their respective Subsidiaries, (g) Investments, classified in accordance with IFRS as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital and surplus meeting the qualifications of an Approved Bank specified in clause (b)(i) above and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions clauses (a) through (f), and (g) in the case of investments by any Subsidiary not incorporated, organized or formed in the United States, or investments made in a country outside the United States, other investments of comparable tenor and credit quality to those described in the foregoing clauses (a) to (f) customarily utilized in the countries where such Subsidiary is incorporated, organized or formed or in which such investment is made.

“Change of Control” means the occurrence of any of the following events:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, including through an option or warrant), directly or indirectly, of Equity Interests representing 40% (or, in the case of Cosmo Pharmaceuticals NV and its Affiliates, 50%) or more of the aggregate ordinary voting power in the election of the Board of Directors of RedHill Parent represented by the issued and outstanding Equity Interests of RedHill Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right or warrant);

(b)         during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of RedHill Parent cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors;

(c)         RedHill Parent shall fail to own 100% of the Equity Interests of the Borrower;

(d)         any “change of control”, “fundamental change” or any comparable term shall occur under any document or other agreement evidencing any Funded Indebtedness of RedHill Parent and/or its Subsidiaries with an aggregate principal amount in excess of the Threshold Amount; or

(e)         RedHill Parent or any of its Subsidiaries grants or transfers the right to Exploit Talicia, Aemcolo, the Specified Asset and/or any Acquired Assets in the United States, in each case, to any Person other than to the Borrower.

 “Closing Date” means the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (a) a lessor of real property on which Collateral in an aggregate amount in excess of $1,000,000 is stored or otherwise located, or (b) a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party which is in an aggregate amount in excess of $1,000,000, in each case, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Collateral Documents (Israel), the Control Agreements, the Perfection Certificate, the Collateral Access Agreements, the Mortgages (if any) and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Documents (Israel)” means the Israeli Fixed Charge Debenture and the Israeli Floating Charge Debenture.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Confidential Information” means all non-public information, whether written, oral or in any electronic, visual or other medium, that is the subject of reasonable efforts to keep it confidential and that is owned by RedHill Parent or any Subsidiary or that RedHill Parent or any Subsidiary is licensed, authorized or otherwise granted rights under or to, and that is used by the Borrower, RedHill Parent or any other Person to manufacture, import, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, except with respect to the definition of “Subsidiary”, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Copyright License” means any written agreement providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means all registered or unregistered copyrights, copyrightable works and subject matter, including all registrations of, and applications to register, the foregoing.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, including the Israeli Insolvency and Rehabilitation Law and the Israeli Companies Ordinance (1983) and the Israeli Pledge Law (1967).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (x) the then applicable Interest Rate plus (y) three percent (3%) per annum, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to perform any of its funding obligations hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided,  that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account or other account in which funds are held or invested to or for the credit or account of any Loan Party, including any debenture or blank pledge.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Discharge of Term Loan Obligations” means repayment in full in cash of the Obligations in respect of the Term Loans (other than inchoate indemnity obligations for which no claim has yet been made) and termination of all commitments to lend or otherwise extend credit under the Loan Documents.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests and whether consummated in a single transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property or rights by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of RedHill Parent and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property or rights (other than the Talicia Assets or any Acquired Assets) by RedHill Parent or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) to any Loan Party or any Subsidiary; provided,  that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02, (d) any sale, lease, license, transfer or other disposition of any property or rights to the Borrower so long as the Borrower is a Loan Party; (e) the abandonment or other disposition of IP Rights that are not material or are no longer used or useful in any material respect in the business of RedHill Parent and its Subsidiaries (other than the Talicia Assets or any Acquired Assets), (f) non-exclusive licenses, sublicenses, leases or subleases (other than relating to IP Rights, in each case) granted to third parties in the ordinary course of business and not interfering with the business of RedHill Parent and its Subsidiaries, (g) any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, IP Rights) in settlement of, or to make payment in satisfaction of, any property or casualty insurance, (h) dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, (i) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (j) Permitted Licenses, (k) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Loan Party in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (l) payments pursuant to Earn Out Obligations, (m) any sale, lease, license, transfer or other disposition of property to the extent that such property is exchanged for, or credited against the purchase price of, similar replacement property, and (n) transfers of royalties, licenses and trade receivables in connection with any Permitted Royalty/Revenue Financing.  It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of any Product (or any IP Rights associated therewith) other than Permitted Licenses.

“Dispute(s)” means any opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard patent prosecution before a Patent Office).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Term Loan Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Term Loan Maturity Date, (c) contains any repurchase obligation which may come into effect prior to the date that is ninety-first (91st) days following the Term Loan Maturity Date at the time such Equity Interest is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is ninety-first (91st) days following the Term Loan Maturity Date shall constitute Disqualified Capital Stock), or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Term Loan Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to RedHill Parent or any Subsidiary or with respect to which RedHill Parent or any Subsidiary is authorized or granted rights under or to.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Drug Application” means a New Drug Application or an Abbreviated New Drug Application, as those terms are defined in the FDCA and the FDA regulations promulgated thereunder, for any Product, as appropriate, in each case of RedHill Parent or any Subsidiary.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of RedHill Parent or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition.  For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn out payments in respect thereof as specified in the documents relating to such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of RedHill Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Code or Sections 303 and 305 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan  or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Term Loan Commitment, on the date such Lender acquires the applicable interest in such Loan (in each case, other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Term Loan Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusively Licensed Patents” means the Patents exclusively licensed to any Loan Party or Subsidiary.

“Exploitation”  shall mean, with respect to any Product, (a) any and all activities directed to the research, development, marketing, promotion, distribution, offering for sale, selling, and otherwise encouraging the approved use of such Product; (b) importing and exporting such Product for sale; and (c) interacting with applicable Governmental Authorities regarding the foregoing.  When used as a verb, the term “Exploit” shall mean to engage in Exploitation.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Board of Directors of RedHill Parent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future Treasury Regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (or related legislation or official administrative guidance or rules) implementing the foregoing.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day provided,  that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) 0%.

“Fee Letter” means that certain fee letter agreement dated as of the date hereof between RedHill Parent and the Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a)         all obligations, whether current or long-term, for borrowed money (including the Term Loan Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all purchase money Indebtedness;

(c)         the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)         all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)         all obligations, other than Earn Out Obligations and similar obligations, in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(f)         the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)         all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)         all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)          all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)          all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Governmental Authority” means the government of the United States, the government of Israel or any other nation, or of any political subdivision thereof, whether state, local or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, which are owned by or licensed to RedHill Parent or any Subsidiary, acquired by RedHill Parent or any Subsidiary via assignment, purchase or otherwise or that RedHill Parent or any Subsidiary is authorized or granted rights under or to.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means RedHill Parent and each other Person that joins this Agreement as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HCR” means HealthCare Management, LLC.

“HHS” means the United States Department of Health and Human Services and any successor agency thereof.

“IFRS” means international financing reporting standards as then in effect, applied on a basis consistent (except for changes concurred in by RedHill Parent’s independent public accountants) with the most recent audited consolidated financial statements of RedHill Parent and its Subsidiaries delivered to the Administrative Agent.

“IND” means (i) any investigational new drug application, as defined in 21 C.F.R. § 312.3(b) (or any successor statute or regulation, as updated from time to time) or any comparable application filed with the applicable Regulatory Authority in a given country or regulatory jurisdiction, the filing of which is necessary to commence or conduct clinical testing of a product in humans in such country or jurisdiction, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(k)         all Funded Indebtedness;

(l)          the Swap Termination Value of any Swap Contract;

(m)        all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(n)         all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” means the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons.

“Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary.

“Instruction to Payors” has the meaning set forth in Section 2.12(b).

“Interest Payment Date” means (a) the last day of each March, June, September and December; provided,  that, if any such last day is not a Business Day, the applicable “Interest Payment Date” shall be the first Business Day immediately preceding such last day; and (b) the Term Loan Maturity Date.

“Interest Rate” means, as of any Interest Rate Determination Date, the per annum interest rate equal to the sum of (a) 8.20% per annum; provided,  however,  that, if the trailing four quarters of Net Revenues for the fiscal quarter ending March 31, 2021 for which financial statements have been delivered by RedHill Parent pursuant to Section 7.01(b) equal or exceed $38,000,000.00, 6.70% per annum and (b) the LIBOR Rate as of such date.

“Interest Rate Determination Date” means (i) the Closing Date and (ii) the first Business Day of each fiscal quarter (i.e., January, April, July and October), commencing with the first such date following the Closing Date.

“Interim Financial Statements” means the unaudited condensed consolidated interim financial statements of RedHill Parent and its Subsidiaries as at the end of and for the fiscal quarter ended September 30, 2019, including condensed consolidated interim statements of financial position, comprehensive income (loss), changes in equity, and cash flows.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Governmental Licenses, all applications and requests for Governmental Licenses, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites, all Website Agreements and all Regulatory Approvals.

“Israeli Innovation Authority” shall mean the Israeli National Authority for Technological Innovation.

“Israeli Insolvency and Rehabilitation Law” means the Israeli Insolvency and Rehabilitation Law, 2018 as amended from time to time and any regulations promulgated thereunder.

“Israeli Fixed Charge Debenture” means the Israeli law first ranking fixed charge, dated as of the Closing Date, made by RedHill Parent in favor of the Administrative Agent, for the benefit of the holders of the Obligations, over its Intellectual Property (as defined therein), certain Talicia Assets, Capital Notes and such other assets as set forth therein, as amended or modified from time to time in accordance with the terms hereof.

“Israeli Floating Charge Debenture” means the Israeli law first ranking floating charge, dated as of the Closing Date, made by RedHill Parent in favor of the Administrative Agent, for the benefit of the holders of the Obligations, over its Inventory (as defined therein) and other assets that may be set forth therein from time to time, as amended or modified from time to time in accordance with the terms hereof.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Knowledge” means, with respect to RedHill Parent and its Subsidiaries, the knowledge of the members of the Board of Directors of such party and the officers of such party and the knowledge that they would have if they had made due and diligent inquiry of the files and records in their control or possession and of those employees, agents, consultants, attorneys, accountants, advisors and other persons who would be expected to have knowledge as to the relevant matter.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify to the Borrower and the Administrative Agent in accordance with Section 11.02(c).

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Rate”  means, as of any Interest Rate Determination Date, the greater of (a) the rate appearing on the applicable Reuters page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such Interest Rate Determination Date for a period of three months;  provided,  that, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market at approximately 11:00 a.m., London time, on such Interest Rate Determination Date for a period of three months and (b) 1.75%; provided, however, that, if (x) the administrator responsible for determining and publishing such rate per annum has made a public announcement identifying a date certain on or after which such rate shall no longer be provided or published, as the case may be, (y) timely, adequate and reasonable means do not exist for ascertaining such rate and the circumstances giving rise to the Administrative Agent’s inability to ascertain any such rates are unlikely to be temporary as determined in the Administrative Agent’s reasonable discretion or (z) after the date hereof, the adoption of or any change in any requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to maintain loans or other advances based on LIBOR, then the Administrative Agent may, upon prior written notice to the Borrower, choose a reasonably comparable index or source together with corresponding adjustments to Section 2.05 that the Administrative Agent, in its reasonable discretion, has determined is necessary to preserve the current all-in yield (including interest rate margins, any interest rate floors and original issue discount, but without regard to future fluctuations of such alternative index, it being acknowledged and agreed that neither the Administrative Agent nor any Lender shall have any liability whatsoever from such future fluctuations) to use as the basis for LIBOR.

“License Agreement” means any partnership agreement, license agreement or similar agreement entered into by RedHill Parent and/or its Subsidiaries, pursuant to which RedHill Parent and/or a Subsidiary has granted a license or sublicense to any third party to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Exploit any Product.

“Licensee” means, with respect to any Product, a third party to whom RedHill Parent or any of its Subsidiaries has granted a license or sublicense to any third party to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Exploit such Product under the applicable License Agreement. As used in this Agreement “Licensee” includes any third party to whom RedHill Parent or any of its Subsidiaries has granted the right (or any third party to whom any such third party has granted the right) to distribute any Product.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note, the Fee Letter, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document between one or more Loan Parties and the Administrative Agent and/or one or more Lender(s) that is designated by its terms as a “Loan Document”.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) or prospects (excluding prospects of Pipeline Products) of RedHill Parent and its Subsidiaries taken as a whole, (b) an impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) an impairment of the ability any Loan Party to perform its material obligations under any Loan Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means the Organization Documents and the other agreements set forth on Schedule 6.22.

“Material IP Rights” means IP Rights that (a) are material to the operations, business, property, condition (financial or otherwise) or prospects of RedHill Parent and its Subsidiaries or their licensee(s) or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

 “Material Real Property” means any fee-owned real property located in the United States owned by any Loan Party on the Closing Date, acquired by any Loan Party after the Closing Date or owned by any Person at the time such Person becomes a Loan Party, in each case, having a Fair Market Value in excess of $5,000,000 as of the date of acquisition thereof or if the owning entity becomes a Loan Party after the Closing Date, as of the date such Person becomes a Loan Party.

“Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable Law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest and/or leasehold interests of any Loan Party in real property.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Revenues” means the Net Sales, Other Royalty Payments, and any other payments made in lieu of the sale of any Product (to the extent such payments are not included in the Net Sales or Other Royalty Payments) and any other revenue generated from normal business operations of RedHill Parent and its Subsidiaries recognized as revenue by RedHill Parent and its Subsidiaries in accordance with IFRS. Notwithstanding the foregoing, in no event shall Net Revenue as calculated pursuant to the foregoing definition be less than net revenue as reported in RedHill Parent’s financial statements provided pursuant to Section 7.01.

“NDA” means a “new drug application” as such term is used under the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, including all subsequent submissions, supplements and amendments thereto.

“Net End User Sales”  means IQVIA prescription sales, as delivered to the Administrative Agent by RedHill Parent and approved by the Administrative Agent in the Administrative Agent’s sole discretion with any adjustments thereto that the Administrative Agent may make, such approval and adjustments not to be unreasonably withheld or applied.

“Net Sales” means, with respect to the Products, the gross amount billed or invoiced or otherwise recognized as revenue by RedHill Parent and its Subsidiaries in accordance with IFRS in respect of worldwide sales or other dispositions of the Products by RedHill Parent, its Affiliates or Licensees (or any permitted assignee or transferee hereunder) (but not including sales to an Affiliate or Licensee unless the Affiliate or Licensee is the ultimate end user of such Product; provided,  that, for purposes of this Net Sales definition, a third-party distributor to which RedHill Parent and/or any of its Subsidiaries has sold Products for no less than wholesale value shall be considered an “end user”, and sales by such distributor to any third parties shall not be included in Net Sales), less the following deductions to the extent included in the gross amount billed or invoiced in respect of sales or other dispositions of the Products or otherwise recognized as revenue by RedHill Parent and its Subsidiaries in accordance with IFRS: (a) rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of Products or recalls, or for retroactive price reductions and billing errors; (b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to third parties in the ordinary course of business; (c) excise taxes, sales taxes, duties, VAT taxes and other taxes to the extent imposed upon and paid with respect to the sales price, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to Products (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended) (and excluding in each case national or local taxes based on income); (d) freight, postage, shipping and shipping insurance expense and other transportation charges directly related to the distribution of the Products; (e) distribution services agreement fees and other similar amounts allowed or paid to third party distributors, including specialty distributors of the Products, (f) rebates made with respect to sales paid for by any Governmental Authority, their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers; (g) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Products; (h) any invoiced amounts that are not collected by RedHill Parent, its Affiliates or Licensees, including bad debts; and (i) any customary or similar payments to the foregoing clauses (a) through (h) that apply to the sale or disposition of pharmaceutical products.

In the case of any sale or other disposal for value, such as barter or counter-trade, of a Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the country of sale or disposal, as determined in accordance with IFRS.

“Non-Exclusively Licensed Patents” means Patents licensed to a Loan Party or Subsidiary on a non-exclusive basis.

“NME” means a “new molecular entity” as designated by the FDA.

“Note” or “Notes” means the Term Notes, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and any Revenue Interest, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any company or corporation, the certificate or articles of incorporation and the memorandum or articles of association, bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document, or sold or assigned an interest under any Loan Document).

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Domain Names, Other IP Agreements, Patents, Trademarks, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-the-shelf software that is not assignable in connection with a Change of Control), specifications for Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to RedHill Parent or any Subsidiary or with respect to which RedHill Parent or any Subsidiary is authorized or granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental License, application or request for a Governmental License, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Right, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Other Royalty Payments” means, without duplication, any partnership distributions, royalty payments, upfront payments, milestone payments or similar payments or any other amounts payable by the Licensees to RedHill Parent or its Subsidiaries under or in respect of the applicable License Agreement or any other amounts or proceeds arising from the applicable License Agreement other than: (a) payments by Licensees for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any intellectual property or IP Rights; (b) the fair market value of payments received by RedHill Parent from a Licensee for any debt and/or equity securities or instruments issued by RedHill Parent, or payments for an acquisition of all or substantially all of its assets that include the assignment of this Agreement; (c) funds received from a Licensee as a reimbursement of expenses for bona fide research and development of products (including payments for FTEs, clinical development and manufacturing expenses); and (d) currently unrecognized revenue from any cash payments received on or before the Closing Date under lease agreements in effect as of the Closing Date.

“Other Taxes” means all present or future stamp, court, documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Owned Patents” means the Patents owned by the Loan Parties or their Subsidiaries.

“Participant” means a Person to whom a Lender sell participations in all or a portion of such Lender’s rights and/or obligations under this Agreement.

“Participant Register” means a register on which a Lender enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents.

“Patent License” means any written agreement, providing for the grant of any right under any Patent.

“Patent Office” means the respective patent office (foreign or domestic) for any patent.

“Patents” means all letters patent and patent applications in the United States and all other countries (and all letters patent that issue therefrom or from an application claiming priority therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with any and all (i)

rights and privileges arising under Applicable Law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and (iv) rights corresponding thereto throughout the world.

“Patent Payments” means (i) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable under any Patent, and with respect thereto, including damages and payments for past, present or future infringements thereof, and (ii) rights to sue for past, present or future infringements thereof.

 “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means that certain perfection certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by RedHill Parent and the Borrower and dated as of the Closing Date.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of RedHill Parent’s or any Subsidiary’s business or to comply with any applicable Laws, and those issued by state governments for the conduct of RedHill Parent’s or any Subsidiary’s business.

“Permitted Acquisitions” means the Acquisition of the Specified Asset and any other Acquired Asset; provided,  that, in each case, (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) (i) in the case of any purchase or acquisition of Equity Interests in a Person, such Person (including each Subsidiary of such Person), upon the consummation of such purchase or acquisition, will be a Subsidiary of the Borrower, or (ii) in the case of any purchase, license or acquisition of other assets, such assets will be owned and/or licensed by the Borrower, (c) the property or rights purchased, licensed or acquired (or the property of the Person acquired) in such Acquisition is used or useful in a business that is materially the same as or reasonably related, ancillary, similar, complementary, or synergistic to the line of business of RedHill Parent and its Subsidiaries on the Closing Date (or any reasonable extensions, developments or expansions thereof), (d) the Administrative Agent shall have received all items in respect of the Equity Interests or property purchased, licensed or acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (e) in the case of an Acquisition of the Equity Interests of another Person, the Board of Directors of such other Person shall have duly approved such Acquisition, (f) if aggregate consideration (including cash and non-cash consideration, deferred purchase price and any Earn Out Obligations) for the Acquisition is greater than $15,000,000, the Borrower shall have delivered to the Administrative Agent and the Lenders pro forma financial statements for RedHill Parent and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form satisfactory to the Administrative Agent, (g) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, (h) (i) in the case of the Acquisition of the Specified Asset, the Acquisition Documents, providing for such Acquisition (including all schedules and exhibits thereto), shall be subject to the approval of the Administrative Agent in its sole discretion, and (ii) in the case of all other Acquisitions of an Acquired Asset, the Acquisition Documents, providing for such Acquisition (including all schedules and exhibits thereto), shall be subject to the approval of the Administrative Agent in its reasonable discretion,  (i) other than in the case of the Acquisition of the Specified Asset, such Acquisition shall be paid for by the Borrower solely out of or with the net proceeds of a substantially concurrent sale by RedHill Parent of Equity Interests of RedHill Parent (other than Disqualified Equity Interests), (j) no Indebtedness shall have been incurred or assumed by any Loan Party or any Subsidiary in anticipation of, or in connection with, such Acquisition, and (k) in the case of the Acquisition of the Specified Asset, the Borrower shall draw the Tranche B Term Loan in full (or such lesser amount as the Lenders shall agree to in writing in their sole discretion) substantially concurrent with the Borrower’s obligation to fund such Acquisition. Notwithstanding anything herein to the contrary, the Acquisition of the Specified Asset shall not be a “Permitted Acquisition” or permitted under this Agreement unless the Borrower draws the Tranche B Term Loans in full, or such lesser amount as the Lenders shall agree to in writing in their sole discretion.

 “Permitted Licenses” means, collectively, (a) licenses of over-the-counter software that is commercially available to the public, (b) the Talicia Intercompany Agreement in effect on the Closing Date and amendments thereto approved by the Administrative Agent in its sole discretion, and (c) non-exclusive and exclusive licenses for the use of the intellectual property of RedHill Parent and its Subsidiaries (other than any license of (x) any Acquired Assets in the United States (or any state or other political subdivision thereof) or (y) any Talicia Assets (including, in each case, any IP Rights associated with such Products)) entered into in the ordinary course of business; provided,  that, with respect to each such license described in clause (c), (i) no Default or Event of Default has occurred or is continuing at the time of entry into such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any intellectual property and do not restrict the ability of RedHill Parent or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign or otherwise transfer any intellectual property, (iii) in the case of any exclusive license, (A) the Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Administrative Agent and delivers to the Administrative Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (B) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States, and (iv) in the case of any exclusive license that includes the United States as a territory, all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to RedHill Parent or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted License” include (x) any license of any Acquired Assets (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof) or (y) any license of the Talicia Assets (or any IP Rights associated therewith) other than the Talicia Intercompany Agreement permitted under clause (b) herein.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Royalty/Revenue Financings” means any royalty or revenue financing providing for (a) the sale, transfer or other disposition by RedHill Parent or any Foreign Subsidiary (provided,  that, such

Foreign Subsidiary is not a Loan Party or a Subsidiary of the Borrower or any other Domestic Subsidiary) of rights to payment under royalties, licenses and trade receivables solely with respect to a Product (other than Talicia, Aemcolo, or the Specified Asset) to a Royalty/Revenue Subsidiary in a transaction or series of transactions purporting to be sales, and (b) the sale, transfer or other disposition of, or granting a Lien in, such royalties, licenses and trade receivables by a Royalty/Revenue Subsidiary to any investor, in each case under clause (a) or (b) above, without any recourse to RedHill Parent and its Subsidiaries (other than the Royalty/Revenue Subsidiary) other than pursuant to customary representations and warranties (such as valid title to the sold, transferred or disposed asset), customary covenants (such as the servicing of the sold trade receivables), and other similar provisions customary for such financings, whether pursuant to a Guarantee or otherwise, and that may be secured solely by a security interest in the Equity Interests of the Royalty/Revenue Subsidiary, royalties (or rights therein or related thereto), rights to payment under royalties, licenses and the proceeds thereof. The “amount” or “principal amount” of any Permitted Royalty/Revenue Financing shall be deemed at any time to be (i) in the case of any Permitted Royalty/Revenue Financing where the sale, transfer or other disposition referred to in clause (a) above is funded by the incurrence of Indebtedness that are to receive payments from, or that represent interests in, the cash flow derived from the applicable royalties, licenses and/or trade receivables, the aggregate principal or stated amount of such Indebtedness (or, if there shall be no such principal or stated amount, the uncollected amount of the trade receivable sold, transferred or disposed pursuant to such Permitted Royalty/Revenue Financing, net of any such trade receivable that have been written off as uncollectible), and (ii) in the case of any Permitted Royalty/Revenue Financing involving a direct sale, transfer or other disposition by a Royalty/Revenue Subsidiary to one or more investors, the uncollected amount of the trade receivables transferred pursuant to such Permitted Royalty/Revenue Financing, net of any such trade receivables that have been written off as uncollectible.

“Permitted Transfers” has the meaning set forth in the definition of Disposition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Product” means any Product not currently or previously offered for sale by RedHill Parent or any of its Subsidiaries.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Borrower or, in the case of any Pension Plan, any ERISA Affiliate or to which the Borrower or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Product” means any current or future product or service advertised, developed, imported, manufactured, marketed, offered for sale, licensed, provided, promoted, sold, tested, used or otherwise distributed by RedHill Parent or any Subsidiary in connection with the Business, including those products set forth on Schedule 1.01(c) (as updated from time to time in accordance with the terms of this Agreement) and including, without limitation, Talicia, Aemcolo, the Specified Asset and any Acquired Assets, if applicable; provided,  that, if any Loan Party shall fail to comply with its obligations under this Agreement to give notice to Administrative Agent and update Schedule 1.01(c) prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Prohibited Subsidiary” means any Subsidiary of RedHill Parent that is not the Borrower or a subsidiary of the Borrower.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to RedHill Parent or any Subsidiary or with respect to which RedHill Parent or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned or licensed to RedHill Parent or any Subsidiary or with respect to which RedHill Parent or any Subsidiary is authorized or granted rights under or to.

“QIDP” means a qualified infectious disease product as designated by the FDA.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter, the aggregate amount of worldwide Net Revenues for that Calendar Quarter.

“Quarterly Payment Date” means each February 15, May 15, August 15 and November 15, beginning May 15, 2021 (provided,  that, if any such date is not a Business Day, the applicable “Quarterly Payment Date” shall be the Business Day immediately preceding such date).

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“RedHill Parent” means RedHill Biopharma, Ltd., a company incorporated under the laws of the State of Israel.

“Register” means a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Registered IP” means (i) all Copyrights and all Trademarks of any Loan Party and its Subsidiaries, that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Patent and Trademark Office or the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights and Trademarks, (ii) all Patents of any Loan Party and its Subsidiaries that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, and (iii) all Domain Names of any Loan Party, together with relevant identifying information with respect to such Domain Names.

“Regulatory Approval Application” means an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a product in a country, including INDs and NDAs.

“Regulatory Approvals” means, with respect to a country or other jurisdiction, the approvals (including approvals of biologics license applications and marketing authorization applications), licenses, registrations, clearances or authorizations of any Governmental Authority necessary to market and/or commercialize any Product in such country or other jurisdiction.

“Regulatory Documentation” means any and all (i) applications, registrations, licenses, authorizations and approvals, and non-clinical and clinical study authorization applications or notifications (including all INDs, Regulatory Approval Applications, Regulatory Approvals and amendments and supplements to any of the foregoing and all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Authority or any other Governmental Authority with a view to the obtaining or maintaining of any Regulatory Approval, (ii) substantive correspondence to or with the FDA, any Regulatory Authority or any other Governmental Authority, (iii) pharmacovigilance databases, adverse drug experience reports and associated documents, and investigations of adverse drug experience reports, and (iv) non-clinical, clinical and other data contained or referenced in or supporting any of the foregoing.

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in granting Regulatory Approval for a product in such country or regulatory jurisdiction, including without limitation, the FDA.

“Related Indemnified Party” means, with respect to any Indemnitee, (a) any controlled or controlling Affiliate of such Indemnitee, and (b) the respective officers, directors, employees, agents or representatives of such Indemnitee or any of its controlled or controlling Affiliates, in the case of this clause (b), acting at the direction of such Indemnitee or controlled or controlling Affiliate; provided,  that, each reference to a controlled or controlling Affiliate in this definition pertains to a controlled or controlling Affiliate involved in the negotiation, syndication, administration or enforcement of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” means the date thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, senior vice president, general counsel, vice president of finance, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries,

now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests or any Loan Party or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, or (d) any payments made by any Loan Party or Subsidiary (other than the applicable Royalty/Revenue Subsidiary) with respect to the corresponding Permitted Royalty/Revenue Financing (other than of the limited recourse nature described in the definition thereof).

“Revenue Interest” means all of RedHill Parent’s rights, title and interest in and to, free and clear of any and all Liens, that portion of the Annual Net Revenues of RedHill Parent and its Subsidiaries in an amount equal to the Revenue Interest Payment Amount for each Calendar Quarter for the period from January 1, 2021 to December 31, 2029.

“Revenue Interest Maturity Date” means February 15, 2030.

“Revenue Interest Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Royalty Rate multiplied by the Quarterly Net Revenues for such Calendar Quarter. For clarity, the Applicable Royalty Rate used to calculate the Revenue Interest Payment Amount for a given Calendar Quarter will be based on the aggregate worldwide Net Revenues billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year. The Revenue Interest Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Exhibit H.

 “Royalty/Revenue Subsidiary” means any Wholly-Owned Subsidiary that: (a) is a Foreign Subsidiary, (b) is owned directly by RedHill Parent, (c) is formed for the sole and exclusive purpose of engaging in activities in connection with a Permitted Royalty/Revenue Financing and (d) whose sole assets consist of a single Product (which, for the avoidance of doubt, may not include Talicia, any Talicia Assets, the Specified Asset, any Acquired Assets or Aemcolo) and any royalties (or rights therein or related thereto), rights to payment under royalties, licenses and the proceeds thereof, which are the subject of the Permitted Royalty/Revenue Financing.

 “S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by RedHill Parent, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Products.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the State of Israel, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority , in each case to the extent applicable to RedHill Parent or one of the Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” means a “securities account” (as defined in Article 8 of the Uniform Commercial Code) or other account to or for the credit or account of any Loan Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) such Person is not insolvent according to the insolvency tests set out in the Israeli Insolvency and Rehabilitation Law, (e) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (f) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise.

“Subordinated Indebtedness” means Indebtedness of RedHill Parent or any Subsidiary subordinated to all of RedHill Parent’s now or hereafter indebtedness to the Administrative Agent (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Administrative Agent entered into between the Administrative Agent and the other creditor), on terms acceptable to the Administrative Agent in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of, in each case to the extent applicable, to RedHill Parent or one of its Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but would be classified as an operating lease or does not otherwise appear on a balance sheet in accordance with IFRS as in effect on December 31, 2018.

“Talicia” means RedHill Parent’s proprietary three-drug combination of omeprazole, a proton pump inhibitor, amoxicillin, a penicillin-class antibacterial, and rifabutin, a rifamycin antibacterial, marketed as Talicia®, as well as any follow-on compound that consists of a proton pump inhibitor, a penicillin-class antibacterial, and a rifamycin.

“Talicia Assets” mean (a) the Talicia Intercompany Agreement,  (b) any contracts relating in any material respect to Talicia to which RedHill Parent or any of its Subsidiaries is a party, (c) the IP Rights and Patent Payments relating in any material respect to Talicia, (d) gross revenues of RedHill Parent and its Subsidiaries with respect to Talicia, (e) the Talicia Regulatory Documentation; (f) all inventory (including work-in-process) of Talicia; (g) the Talicia Records; (h) any Deposit Account, any Securities Account and all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property or general intangibles) arising under, connected with or in any way related to any Deposit Account or any Securities Account containing any Net Revenues relating in any material respect to Talicia, (i) all of the Equity Interests in the Borrower; (j) to the extent that any Subsidiary of RedHill Parent owns any portion of any asset relating in any material respect to Talicia, all of the Equity Interests in such Subsidiary, and (k) any assets relating in any material respect to Talicia that may be acquired by RedHill Parent or any of its Subsidiaries after the Closing Date.

“Talicia Intercompany Agreement” means that certain Inter-company Services, Supply and Commercialization Agreement, dated as of February 23,  2020, between RedHill Parent and the Borrower, as in effect on the Closing Date.

“Talicia Records” means all books, records and recorded information maintained by RedHill Parent or any of its controlled Affiliates (including any copies (electronic or otherwise) thereof) relating in any material respect to Talicia.

“Talicia Regulatory Documentation” means all Regulatory Documentation owned by RedHill Parent or any of its controlled Affiliates (including any copies (electronic or otherwise) thereof) that is, or was, acquired, developed, compiled, collected or generated in connection with Talicia in any material respect.

“Taxes” means any present or future income, excise, stamp, documentary, sales, value added,  property or franchise taxes or other taxes, fees, duties, levies, assessments, withholdings (including backup withholding) or other charges of any nature whatsoever (including any incremental taxes, interest, penalties and additions to tax thereon) imposed by any Governmental Authority.

“Term Loan” means the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans and/or the Tranche D Term Loans.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loans to the Borrower pursuant to Section 2.01, in the initial principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $115,000,000.

“Term Loan Maturity Date” means February 23, 2026.

“Term Note” means a promissory note in the form of Exhibit B.

“Third Party” means any Person other than Loan Parties or their Affiliates.

“Threshold Amount” means $5,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Term Loan Commitment of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being commonly known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to RedHill Parent or any Subsidiary or with respect to which RedHill Parent or any Subsidiary is authorized or granted rights under or to.

 “Trademark License” means any written agreement providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise (including under Israeli Law), for the full term and all renewals thereof, which are owned by or licensed to RedHill Parent or any Subsidiary or with respect to which RedHill Parent or any Subsidiary is authorized or granted rights under or to.

“Tranche A Availability Period” means the period from and including the Closing Date to and including the date that is thirteen (13) Business Days following the Closing Date or such earlier date as the Tranche A Term Loan Commitments shall terminate as provided herein.

 “Tranche A Funding Date”  means the date upon which the conditions precedent under Sections 5.01,  5.02 and 5.06 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the date that is within twelve (12) Business Days following receipt by the Administrative Agent of the applicable Loan Notice but prior to the termination of the Tranche A Availability Period.

“Tranche A Term Loan Commitment”  means, with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans hereunder.  The amount of each Lender’s Tranche A Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01.  The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $30,000,000.

“Tranche A Term Loans” means the term loans made by the Lenders to the Borrower on the Tranche A Funding Date pursuant to Section 2.01(a)(i).

“Tranche B Availability Period” means the period from and including the Closing Date to and including the date that is sixty (60) days following the Closing Date or such earlier date as the Tranche B Term Loan Commitments shall terminate as provided herein.

 “Tranche B Funding Date”  means the date upon which the conditions precedent under Sections 5.03 and 5.06 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the date that is within twelve (12) Business Days following receipt by the Administrative Agent of the applicable Loan Notice but prior to the termination of the Tranche B Availability Period.

“Tranche B Term Loan Commitment”  means, with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans hereunder.  The amount of each Lender’s Tranche B Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01.  The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $50,000,000.

“Tranche B Term Loans”  means the term loans made by the Lenders to the Borrower during the Tranche B Availability Period pursuant to Section 2.01(a)(ii).

“Tranche C Availability Period” means the period from and including the Tranche B Funding Date to and including the date that is one year following the Closing Date or such earlier date as the Tranche C Term Loan Commitments shall terminate as provided herein.

“Tranche C Funding Date”  means the date upon which the conditions precedent under Sections 5.04 and 5.06 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the date that is within twelve (12) Business Days following receipt by the Administrative Agent of the Loan Notice but prior to the termination of the Tranche C Availability Period.

“Tranche C Term Loan Commitment”  means, with respect to each Lender, the commitment of such Lender to make Tranche C Term Loans hereunder.  The amount of each Lender’s Tranche C Term Loan

Commitment as of the Closing Date is set forth on Schedule 2.01.  The aggregate amount of the Tranche C Term Loan Commitments as of the Closing Date is $20,000,000.

“Tranche C Term Loans”  means the term loans made by the Lenders to the Borrower during the Tranche C Availability Period pursuant to Section 2.01(a)(iii).

“Tranche D Availability Period” means the period from and including the Tranche C Funding Date to and including the date that is eighteen months following the Closing Date or such earlier date as the Tranche D Term Loan Commitments shall terminate as provided herein.

“Tranche D Funding Date”  means the date upon which the conditions precedent under Sections 5.05 and 5.06 have been satisfied to the satisfaction of the Lenders, which (subject to such satisfaction) shall be the date that is within twelve (12) Business Days following receipt by the Administrative Agent of the Loan Notice but prior to the termination of the Tranche D Availability Period.

“Tranche D Term Loan Commitment”  means, with respect to each Lender, the commitment of such Lender to make Tranche D Term Loans hereunder.  The amount of each Lender’s Tranche D Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01.  The aggregate amount of the Tranche D Term Loan Commitments as of the Closing Date is $15,000,000.

“Tranche D Term Loans”  means the term loans made by the Lenders to the Borrower during the Tranche D Availability Period pursuant to Section 2.01(a)(iv).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

 “Website Agreements” means all agreements between RedHill Parent and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to RedHill Parent and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that RedHill Parent or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by RedHill Parent directly or indirectly through one or more other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by RedHill Parent.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

 “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in any Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)         Any reference to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include the seeking of or decision relating to: (i) adjustment, protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav Ptichat Halichim”), an order for financial rehabilitation (“Tzav Shikum Calcali”); (ii) a debt arrangement (“Hesder Chov”); or (iii) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such terms are understood under the Israeli Insolvency and Rehabilitation Law.

1.03      Accounting Terms.

(a)         Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided,  however,  that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by RedHill Parent in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)         Changes in IFRS. If at any time any change in IFRS would affect the computation of any financial definition or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such definition or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided,  that, until so amended, (i) such requirement shall continue to be computed in accordance with IFRS prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such definition or requirement made before and after giving effect to such change in IFRS.

1.04      Illegality.

If any Lender determines in good faith in its reasonable discretion that any change in Law after the Closing Date has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent) convert all LIBOR Rate Loans of such Lender to Loans of an alternate rate of interest as determined by the Borrower and the Administrative Agent, giving due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, either on the immediately succeeding Interest Rate Determination Date thereafter, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.

1.05      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS; REVENUE INTEREST

2.01      Term Loan Commitments.

(a)         Tranche A Term Loans; Tranche B Term Loans; Tranche C Term Loans; Tranche D Term Loans.

(i)          Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.01,  5.02 and 5.06, each Lender severally agrees during the Tranche A Availability Period to make its portion of the Tranche A Term Loans to Borrower in Dollars on the Tranche A Funding Date in a principal amount equal to such Lender’s Tranche A Term Loan Commitment. The Tranche A Term Loan Commitment of each Lender shall terminate immediately and without further action at the funding of such Lender’s Tranche A Term Loan on the Tranche A Funding Date. In addition, on the last day of the Tranche A Availability Period, the Tranche A Term Loan Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

(ii)         Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.03 and 5.06, each Lender severally agrees during the Tranche B Availability Period to make its portion of the Tranche B Term Loans to Borrower in Dollars on the Tranche B Funding Date in a principal amount equal to such Lender’s Tranche B Term Loan Commitment. The Tranche B Term Loan Commitment of each Lender shall terminate immediately and without further action at the funding of such Lender’s Tranche B Term Loan on the Tranche B Funding Date. In addition, on the last day of the Tranche B Availability Period, the Tranche B Term Loan Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

(iii)       Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.04 and 5.06, each Lender severally agrees during the Tranche C Availability Period to make its portion of the Tranche C Term Loans to Borrower in Dollars on the Tranche C Funding Date in a principal amount equal to such Lender’s Tranche C Term Loan Commitment. The Tranche C Term Loan Commitment of each Lender shall terminate immediately and without further action at the funding of such Lender’s Tranche C Term Loan on the Tranche C Funding Date. In addition, on the last day of the Tranche C Availability Period, the Tranche C Term Loan Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

(iv)        Subject to the terms and conditions set forth herein, including the conditions set forth in Sections 5.05 and 5.06, each Lender severally agrees during the Tranche D Availability Period to make its portion of the Tranche D Term Loans to Borrower in Dollars on the Tranche D Funding Date in a principal amount equal to such Lender’s Tranche D Term Loan Commitment. The Tranche D Term Loan Commitment of each Lender shall terminate immediately and without further action at the funding of such

Lender’s Tranche D Term Loan on the Tranche D Funding Date. In addition, on the last day of the Tranche D Availability Period, the Tranche D Term Loan Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

The Term Loans are not revolving in nature and any amount repaid on the Term Loans may not be reborrowed.

(b)         Tax Treatment.  The parties intend that, for U.S. federal and applicable state, local and non-U.S. income tax purposes, the Term Loans together with the related Revenue Interest Payment Amounts shall be treated as single contingent payment debt instruments governed by the rules set forth in Treasury Regulation Section 1.1275-4, and the maturity date of such instruments shall be the Revenue Interest Maturity Date. The parties shall cooperate in good faith to determine the issue price, comparable yield and projected payment schedule reasonably promptly after the Closing Date. Unless otherwise required by applicable Law or the good faith resolution of a tax audit, no party shall take any position inconsistent with the preceding sentence on any U.S. federal or applicable state, local or non-U.S. tax return or for any other U.S. federal or applicable state, local or non-U.S. income tax purpose.

2.02      Term Loan Borrowings.

(a)         Each Borrowing shall be made upon the Borrower’s notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. at least twelve (12) Business Days in advance of the requested date of such Borrowing (or, in the case of the Borrowing to occur on the Closing Date, such shorter period as the Lenders may agree to in their sole discretion). Each Loan Notice shall specify the requested date of the Borrowing (which shall be a Business Day); provided,  however,  that, in respect of a notice to borrow the Tranche B Term Loans, the Borrower may, by written notice to the Administrative Agent, (i) provide a revocable notice that is conditioned upon the satisfaction of a closing condition in the Asset Acquisition Agreement related to receipt of necessary antitrust or similar regulatory approvals and/or (ii) change the requested date of the Borrowing in such Loan Notice to a date after the originally requested date of the Borrowing in order to fund the Tranche B Term Loans substantially concurrently with the closing of the Asset Acquisition; provided,  that, in the case of this clause (ii), such changed date shall not be more than 60 days after the original requested date and the Borrower shall be responsible for any interest costs, expenses or fees, from the originally requested date of the Borrowing to such changed date, of the Administrative Agent and Lenders in sourcing the funds.

(b)         Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans. Upon satisfaction of the applicable conditions set forth in Section 5.06  (provided,  that, in addition to Section 5.06 (i) if such Borrowing is the Borrowing of the Tranche A Loans, Sections 5.01 and 5.02, or (ii) if such Borrowing is the Borrowing of the Tranche B Term Loans, Section 5.03, (iii) if such Borrowing is the Borrowing of the Tranche C Term Loans, Section 5.04 or (iv) if such Borrowing is the Borrowing of the Tranche D Term Loans, Section 5.05), each Lender shall wire transfer an amount equal to its Applicable Percentage of the applicable Term Loans to Borrower in accordance with instructions provided to (and acceptable to) the Lenders by the Borrower.

2.03      Term Loan Prepayments.

(a)         Voluntary Prepayments of Term Loans. Subject to the payment of any prepayment premium and fees payable pursuant to the Fee Letter and any other fees or amounts payable hereunder at such time, the Borrower may, upon irrevocable notice from the Borrower to the Administrative Agent, voluntarily prepay the outstanding Term Loans, in whole but not in part; provided,  that, such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment. Such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment which shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (w) all accrued interest on the outstanding principal amount of the Term Loans prepaid, (x) the prepayment premium and fees payable pursuant to the Fee Letter and (y) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)         Change of Control. Upon the occurrence of a Change of Control, the Borrower shall prepay the outstanding principal amount of the Term Loans in whole, but not in part, together with all accrued and unpaid interest thereon plus the prepayment premium and fees payable pursuant to the Fee Letter, plus all other Obligations (other than the Revenue Interest, which shall remain outstanding following any Change of Control). The Borrower shall make such prepayment and the payment amount shall be due and payable on the effective date of such Change of Control.

2.04      Repayment of Loans.

The Borrower shall repay the Outstanding Amount of the Term Loans in equal installments, rounded to the nearest Dollar, on each Interest Payment Date beginning on the Interest Payment Date immediately following the Amortization Date through and including the Term Loan Maturity Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03), unless accelerated sooner pursuant to Section 9.02;  provided,  however,  that, if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the first immediately preceding Business Day. Any remaining unpaid principal amount of Term Loans, together with all accrued and unpaid interest, fees payable pursuant to the Fee Letter, plus all other Term Loan Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall be due and payable on the Term Loan Maturity Date.

2.05      Interest.

(a)         Pre-Default Rate. Subject to the provisions of subsection (b) below, the Term Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate, as determined on the most recent Interest Rate Determination Date.

(b)         Default Rate. (i) Upon the occurrence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c)         Interest Generally. Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06      Prepayment Premium and Fees.

The Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such prepayment premium and/or fees as described in the Fee Letter.

2.07      Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.08      Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09      Payments Generally.

(a)         General. Except as otherwise expressly set forth herein, all payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided in the Loan Documents, all payments by any Loan Party under the Loan Documents shall be made, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided,  that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent at the Administrative Agent’s Office. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing. All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(c)         Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10      Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Term Loans or prepayment premium or fee in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Term Loans and accrued interest thereon and prepayment premium and fees payable pursuant to the Fee Letter in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium or exit fees in connection with their respective portions of the Loans and other amounts owing them; provided,  that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section 2.10 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

For purposes of clause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.10 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Term Loan Commitment(s) or Loan(s) (as applicable) to which such participation relates.

2.11      Defaulting Lenders.

(a)         Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Each Lender agrees to provide the Borrower, the Administrative Agent and each other Lender with prompt written notice of such Lender becoming a Defaulting Lender.

(ii)         Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided,  that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.06 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments, prepayment premiums, fees or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)         Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided,  that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided,  further,  that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.12      Revenue Interest.

(a)         Payments on Account of the Revenue Interest.

(i)          In consideration of the Lenders advancing the Term Loans hereunder, on each Quarterly Payment Date until the Revenue Interest Maturity Date, the Loan Parties shall collectively pay the Revenue Interest for the preceding Calendar Quarter to the Lenders. This Agreement shall be in full force and effect until all Revenue Interests and all other Obligations have been paid in full.

(ii)         All Revenue Interests required to be paid but not paid to the Lenders on each Quarterly Payment Date shall bear interest at the Default Rate from the due date until paid in full or, if less, the maximum interest rate permitted by applicable Law.

(b)         Deposit Account Management.

(i)          If any Net Revenues of RedHill Parent or any of its Subsidiaries for any Product in the United States are not remitted by the Licensee or account Debtor to a Deposit Account governed by a Control Agreement, RedHill Parent and/or the Borrower shall promptly deliver instructions to such Licensee or account debtor (the “Instruction to Payors”) with respect to such Net Revenues (which instruction shall be in form and substance reasonably satisfactory to the Administrative Agent) to remit the applicable payments to Deposit Accounts that are governed by Control Agreements. To the extent any such payments are paid directly to RedHill Parent or any of its Subsidiaries or to any Deposit Account or Securities Account not governed by a Control Agreement, RedHill Parent or such Subsidiary shall remit to a Deposit Account that is governed by a Control Agreement all such amounts within fifteen (15) Business Days of its Knowledge of such receipt of any such funds.

(ii)         On each Quarterly Payment Date, the Borrower. shall disburse to each Lender its pro rata share of an amount equal to the lesser of (x) all funds on deposit in such Deposit Accounts and (y) the Revenue Interest for such Quarterly Payment Date. If the amount to be disbursed to the account of any Lender on any Quarterly Payment Date pursuant to the preceding sentence is less than the Revenue Interest to which such Lender is entitled for the relevant Calendar Quarter, the Borrower and/or its Subsidiaries shall pay the amount of such shortfall to such Lender on such Quarterly Payment Date.

(iii)       Upon the Discharge of Term Loan Obligations: (A) RedHill Parent and its Subsidiaries shall continue to ensure that all Net Revenues of RedHill Parent or any of its Subsidiaries for any Product in the United States are deposited into Deposit Accounts that are governed by Control Agreements; (B) so long as no Default or Event of Default has occurred and is continuing, a minimum of the Applicable Royalty Rate of such amounts shall remain in such Deposit Accounts governed by Control Agreements until the Quarterly Payment Date immediately following the date of such deposit and may not be transferred to any other Deposit Account or Securities Account of RedHill Parent or any of its Subsidiaries, except as otherwise permitted by Section 2.12(b)(iii)(C), and (C) if the amount of funds on deposit in such Deposit Accounts governed by Control Agreements on any Quarterly Payment Date exceeds the Revenue Interest for such Quarterly Payment Date, such excess amount may be transferred out of such Deposit Accounts.

(iv)        If a Default or Event of Default has occurred and is continuing, no funds in any Deposit Account governed by a Control Agreement shall be transferred to any other Deposit Account or Securities Account of RedHill Parent and/or its Subsidiaries, and the Administrative Agent shall have the right to exercise all of its rights and remedies under Article IX, including, without limitation, if applicable, directing any depositary bank to transfer all of the funds in the Deposit Account to the Administrative Agent until all of the Obligations owed by RedHill Parent and its Subsidiaries under this Agreement and the other Loan Documents have been paid in full.

(v)         No Loan Party shall have any right to terminate any Deposit Account governed by a Control Agreement without the Administrative Agent’s prior written consent; provided,  that, without the Administrative Agent’s consent each Loan Party shall have the right from time to time to establish a replacement Deposit Account so long as it is subject to a Control Agreement.

(c)         Included Product Payment Reports and Records Retention. On or prior to each Quarterly Payment Date, RedHill Parent shall deliver to the Administrative Agent a written report of the amount of gross sales of the Product in the United States during the applicable Calendar Quarter, an itemized calculation of Net Revenues on a country-by-country basis and a calculation of the amount of the Revenue Interest due under Section 2.12(a) in respect of the applicable Calendar Quarter, showing the Applicable Royalty Rate applied thereto. For three (3) years after each sale of any Product made by RedHill Parent or any of its Subsidiaries, RedHill Parent shall keep (and shall ensure that its Subsidiaries shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests paid pursuant to Section 2.12(a)(i). RedHill Parent shall use commercially reasonable efforts to include, in each contract of RedHill Parent and its Subsidiaries for the distribution, marketing or selling of any Product entered into on or after the Closing Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to RedHill Parent all information necessary for RedHill Parent to comply with this Section 2.12(c) and calculate the Revenue Interest payable each Calendar Quarter as set forth in this Agreement.

(d)         Audits.

(i)          Upon the written request and at the sole expense (subject to clause (ii)) of the Administrative Agent, and not more than once in each Calendar Year (so long as no Default or Event of Default has occurred and is continuing), RedHill Parent shall permit an independent certified public accounting firm of national prominence selected by the Administrative Agent, and reasonably acceptable to RedHill Parent, to have access to and to review, during normal business hours and upon not less than thirty (30) days’ prior written notice, the relevant documents and records of RedHill Parent and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Revenue Interest) made by the Borrower and RedHill Parent under this Agreement. Such review may cover the records for sales or other dispositions of any Product, Net Revenues, and Other Royalty Payments in any Calendar Year ending no earlier than the first day of the previous Calendar Year. Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent shall have the right, as often, at such times and with such prior notice, as the Administrative Agent shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Administrative Agent review the relevant documents and records of RedHill Parent and its Subsidiaries.

(ii)         If such accounting firm reasonably concludes that any Revenue Interests were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Borrower shall pay any late or unpaid Revenue Interests within sixty (60) days after the date the Administrative Agent delivers to the Borrower a notice including the accounting firm’s written report and requesting such payment. If the amount of the underpayment (exclusive of interest accrued thereon pursuant to Section 2.12(a)(ii)) is greater than the lesser of (i) ten percent (10%) of the total amount actually owed for the period audited or (ii) one million dollars ($1,000,000), then the Borrower and RedHill Parent shall in addition reimburse the Administrative Agent for all reasonable costs and fees of the accounting firm related to such audit. In the event of overpayment, any amount of such overpayment shall be fully creditable against Revenue Interests payable for the immediately succeeding Calendar Quarter(s).

ARTICLE III

TAXES

3.01      Taxes.

(a)         All payments by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax in respect of any such payment by any applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01), the applicable Lender (or, in the case of payments received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, all Other Taxes.

(c)         The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to any payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or otherwise reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or as otherwise reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding any other provision of this Section 3.01(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver or cannot obtain, in a reasonable manner, any such information as might be required by the Borrower.  Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(d).  Notwithstanding anything to the contrary in this Section 3.01(d), in the case of any withholding Tax other than U.S. federal withholding Tax, no Lender shall be required to provide any information regarding such Lender or any of its direct or indirect owners (I) that is not in such Lender’s possession (except, in the case of any Lender other than HCR or any of its Affiliates, information that otherwise would have been in such Lender’s possession but for a willful or deliberate failure to obtain such information (from its direct or indirect owners) for the purpose of avoiding such Lender’s obligations under this Section 3.01(d)) or (II) that is materially more intrusive, or onerous to provide, than the information such Lender is required to provide to an applicable withholding agent in respect of U.S. federal withholding Taxes.

(i)          Without limiting the generality of the foregoing:

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)        any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of whichever of the following is applicable:

(a)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b)         IRS Form W-8ECI;

(c)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no payment under any Loan Document is effectively connection with such Lender’s conduct of a U.S. trade or business and (y) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(d)         to the extent a Foreign Lender is not the beneficial owner (for example, a Foreign Lender that is a partnership or a participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided,  that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf such direct or indirect partner(s);

(C)        any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other documentation prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction, if any, required to be made; and

(D)        if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)         Each Lender agrees that if any documentation it previously delivered pursuant to Section 3.01(d) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(f)         If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)         If any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to this Section 3.01, then such Lender shall, if requested by the Borrower, use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to this Section 3.01 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

3.02      Survival.

Each party’s obligations under this Article III shall survive termination of the Term Loan Commitments, repayment, satisfaction or discharge of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or the replacement of, a Lender.

ARTICLE IV

GUARANTY

4.01      The Guaranty.

Each of the Guarantors hereby jointly and severally, irrevocably, and unconditionally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not merely as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America)) strictly in accordance with the terms hereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02      Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than inchoate indemnity obligations) have been paid in full and the Term Loan Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)         at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)         any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)         the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)         any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)         any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03      Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person, or any Lender exercises its right of setoff, in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential, set aside or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable and documented costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law. The obligations of each Guarantor under this paragraph shall survive termination of this Agreement.

4.04      Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation subject to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05      Remedies.

The Guarantors agree that, to the fullest extent permitted by applicable law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06      Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than inchoate indemnity obligations) have been paid in full and the Term Loan Commitments have terminated.

4.07      Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives (to the fullest extent permitted by applicable law) any right to revoke the guarantee in this Article IV as to future transactions giving rise to any Obligations.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS

5.01      Conditions of Effectiveness.

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)         Loan Documents. Receipt by the Administrative Agent of executed counterparts (including by electronic means) of this Agreement and the other Loan Documents, each executed (in a manner reasonably acceptable to the Administrative Agent) by a Responsible Officer of the signing Loan Party.

(b)         Opinions of Counsel. Receipt by the Administrative Agent of a favorable opinion of Cravath, Swaine & Moore LLP and Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as of the Closing Date, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(c)         Financial Statements. The Administrative Agent shall have received the Audited Financial Statements and the Interim Financial Statements.

(d)         No Material Adverse Effect.  There shall not have occurred since December 31, 2018 any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)         Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)         Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals in the case of the certificates described in clauses (i), (ii) and (iv) below), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)          copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii)       copies of the Board resolutions of each Loan Party authorizing the execution, delivery and performance of each Loan Document and any documents and notices to be signed under or in connection with any of the Loan Documents. Without derogation from the foregoing, RedHill Parent’s board resolutions shall certify, pursuant to sections 256(d) and 282 of the Israeli Companies Law 1999, that all approvals, as required under the Israeli Companies Law 1999 (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and the Organization Documents of the Borrower and RedHill Parent, have been duly obtained for, amongst other things, the transactions contemplated by the Loan Documents; and

(iv)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing, including a status confirmation certificate issued by the Israeli Companies Registrar with respect to RedHill Parent (to the extent such concept exists in the relevant jurisdiction), and qualified to engage in business in the state or other jurisdiction of organization or formation.

(g)         Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)          searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, each to the extent as applicable to such Loan Party;

(ii)         UCC financing statements for each appropriate U.S. jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;

(iii)       all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)        searches of ownership of, and Liens on, the Registered IP of each Loan Party in the appropriate governmental offices;

(v)         duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the IP Rights of the Loan Parties; and

(vi)        such Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Sections 2.12 and 7.16.

(h)         Perfection of Collateral Documents (Israel). Receipt by the Administrative Agent of the following:

(i)          the Collateral Documents (Israel), the Security Agreement and the Pledge Agreement, each dated as of the Closing Date, duly executed and delivered by RedHill Parent.

(ii)         original copies duly executed of notices of charges (Form 10) in relation to each of the Collateral Documents (Israel), the Security Agreement and the Pledge Agreement.

(iii)       copies of excerpts of RedHill Parent from the Israeli Companies Registrar and Israel Patent Office evidencing that there are no outstanding Liens over its assets, except as permitted under this Agreement.

(i)          Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents.

(j)          Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of RedHill Parent certifying (i) that the conditions specified in Sections 5.01(d),  (e) and (l) have been satisfied, (ii) that RedHill Parent and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that as of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted by Section 8.03, (iv) that neither RedHill Parent nor any of its Subsidiaries as of the Closing Date has outstanding any Disqualified Capital Stock, and (v) as true and complete an attached description of all intercompany Indebtedness of RedHill Parent and its Subsidiaries.

(k)         Existing Indebtedness. The Loan Parties and their respective Subsidiaries shall have no Indebtedness for borrowed money (other than Indebtedness permitted to exist under Section 8.03) as of the Closing Date.

(l)          Governmental and Third Party Approvals. RedHill Parent and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on RedHill Parent or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m)        Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(n)         Fees. Receipt by HCR, the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(o)         Plan of Exploitation for Talicia Assets. Receipt by the Administrative Agent of a plan for the Exploitation of Talicia and the Talicia Assets substantially in the form of Exhibit I, which plan shall be satisfactory to the Administrative Agent in its sole discretion.

(p)         Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of RedHill Parent and its Subsidiaries; such information may include, if requested by the Administrative Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02      Conditions to the Tranche A Term Loans.

The obligation of each Lender to advance Tranche A Term Loans on the Tranche A Funding Date is subject to the following conditions precedent:

(a)         Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b)         Fees. Receipt by HCR, the Administrative Agent and the Lenders of any fees required to be paid on or before the Tranche A Funding Date.

(c)         Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of RedHill Parent certifying that the conditions specified in Sections 5.06(a),  (b),  (c) and (d) have been satisfied.

(d)         The capital and ownership structure and the equity holder arrangements of the Borrower on the Tranche A Funding Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(e)         The Tranche A Funding Date shall occur within the Tranche A Availability Period.

5.03      Conditions to the Tranche B Term Loans.

The obligation of each Lender to advance Tranche B Term Loans on the Tranche B Funding Date is subject to the following conditions precedent:

(a)         Asset Acquisition. Substantially concurrently with the borrowing of Tranche B Term Loans hereunder and prior to the one-year anniversary of the Closing Date, (i) the Asset Acquisition shall be consummated in accordance with the terms and conditions of the Asset Acquisition Documentation approved by the Administrative Agent and the Lenders in their sole discretion, and the Asset Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented or any provision or condition therein waived, and the Borrower shall not have consented to any action that would require the consent of the Borrower under the Asset Acquisition Agreement if such alteration, amendment, modification, supplement, waiver or consent would (A) be adverse to the interests of the Lenders (in their capacities as lenders and holders of a Revenue Interest in the Annual Net Revenues of the Acquired Assets), or (B) adversely impact the timing, amount or duration of any payments to be received by the Lenders, in each such case, without the prior written consent of the Administrative Agent and the Lenders; provided,  that, the Asset Acquisition Agreement (including all schedules and exhibits thereto) provided to the Administrative Agent on February 22, 2020 is approved by the Administrative Agent, and (ii) the Administrative Agent shall have received from RedHill Parent an officer’s certificate certifying and attaching RedHill Parent’s and the Borrower’s plan for the Exploitation of the Acquired Assets as of the Closing Date, which plan shall be satisfactory to the Administrative Agent in its sole discretion. For purposes of the foregoing condition, it is understood and agreed that with respect to an Asset Acquisition pursuant to clause (a) of the definition of “Acquired Assets”, (i) any increase or decrease in the purchase price effected in accordance with any purchase price adjustment set forth in the Asset Acquisition Agreement shall not be materially adverse to the interests of the Lenders in their capacities as such, (ii) any extension of the “outside date” set forth in the Asset Acquisition Agreement shall not be materially adverse to the interests of the Lenders in their capacities as such, (iii) any change in the purchase price of less than 10.0% shall not be materially adverse to the interests of the Lenders in their capacities as such; provided,  that, any such reduction in the Purchase Price shall be applied to reduce the Tranche B Term Loans, and (iv) any modification, amendment, consent, waiver or determination in respect of the definition of “Material Adverse Effect” or “Material Adverse Change” in the Asset Acquisition Documentation with respect to any Acquired Assets shall be deemed to be material and adverse to the interests of the Lenders.

(b)         Tranche A Funding. The Borrower shall have borrowed the Tranche A Term Loans.

(c)         Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of RedHill Parent certifying that (i) the conditions specified in Sections 5.03(a) and (b) and Sections 5.06(a),  (b),  (c) and (d) have been satisfied, and (ii) that attached thereto are the true and complete copies of the Asset Acquisition Documents as in effect on the Tranche B Funding Date and that such documents have not been amended.

(d)         The capital and ownership structure and the equity holder arrangements of the Borrower on the Tranche B Funding Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(e)         Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Tranche B Term Loans on the Tranche B Funding Date.

(f)         The Tranche B Funding Date shall occur within the Tranche B Availability Period.

5.04      Conditions to the Tranche C Term Loans.

The obligation of each Lender to advance Tranche C Term Loans on the Tranche C Funding Date is subject to the following conditions precedent:

(a)         QIDP. Prior to the termination of the Tranche C Availability Period, Talicia has been granted QIDP.

(b)         Net End User Sales.  The Borrower has Net End User Sales of Talicia for the nine month period ending September 30, 2020 of at least $20,000,000.

(c)         Tranche A and B Fundings. The Borrower shall have borrowed the Tranche A Term Loans and the Tranche B Term Loans.

(d)         Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of RedHill Parent certifying that the conditions specified in Sections 5.04(a),  (b) and (c) and Sections 5.06(a),  (b),  (c) and (d) have been satisfied.

(e)         The capital and ownership structure and the equity holder arrangements of the Borrower on the Tranche C Funding Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(f)         Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Tranche C Term Loans on the Tranche C Funding Date.

(g)         The Tranche C Funding Date shall occur within the Tranche C Availability Period.

5.05      Conditions to the Tranche D Term Loans.

(a)         Asset Acquisition Deferred Payment.  The Administrative Agent, the Lenders and the Borrower shall have mutually agreed for the Lenders to make and the Borrower to borrow the Tranche D Term Loans and fund the deferred payment obligation of the Borrower pursuant to the Asset Acquisition Agreement for the Specified Asset and identified on Schedule 1.01(a).

(b)         Tranche A, B and C Fundings. The Borrower shall have borrowed the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

(c)         Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of RedHill Parent certifying that the conditions specified in Sections 5.05(a),  (b) and (c) and Sections 5.06(a),  (b),  (c) and (d) have been satisfied.

(d)         The capital and ownership structure and the equity holder arrangements of the Borrower on the Tranche D Funding Date, on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Lenders.

(e)         Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information, with respect to the proceeds of the Tranche D Term Loans on the Tranche D Funding Date.

(f)         The Tranche D Funding Date shall occur within the Tranche D Availability Period.

5.06      Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)         The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.06, (i) the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01 and (ii) with respect to any Loan Notice delivered in connection with the Tranche B Term Loans and a bringdown of the representations and warranties of each Loan Party contained in Article VI or any other Loan Document on the Tranche B Funding Date, as of the Asset Acquisition, references to “Talicia Assets” in Section 6.23 is replaced with “Talicia Assets and the Acquired Assets” or “Talicia Assets or the Acquired Assets”, as applicable.

(b)         No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)         The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d)         There shall not have occurred since the Closing Date any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)         There shall not have occurred since the effective date of the applicable Asset Acquisition Agreement any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Acquired Assets.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.06(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01      Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now being or as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (d) RedHill Parent is not a “company in breach” (“hevrah meferah”), as such term is defined in the Israeli Companies Law 1999, and has not received a notice that it is expected to be registered as such.

6.02      Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party has been duly authorized by all necessary corporate or other organizational action, and does not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).

6.03      Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is party other than (a) those that have already been obtained and are in full force and effect, and (b) filings to perfect the Liens created by the Collateral Documents. No authorization or approval or other action by, and no notice or filing with, the Israeli Innovation Authority is required for the due execution, delivery, performance, registration or perfection of any of the Collateral Documents.

6.04      Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05      Financial Statements; No Material Adverse Effect.

(a)         The Audited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of RedHill Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of RedHill Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b)         The Interim Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of RedHill Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of RedHill Parent and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c)         From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)         The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with IFRS (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of RedHill Parent and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)         Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06      Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07      No Default.

(a)         Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)         No Default or Event of Default has occurred and is continuing.

6.08      Ownership of Real Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09      Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)         (i) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, (ii) there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and (iii) there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws, except in each case that could reasonably be expected to have a Material Adverse Effect.

(b)         None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(c)         Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses that could reasonably be expected to have a Material Adverse Effect, nor does any Responsible Officer of any Loan Party have Knowledge,  or reason to believe that any such notice will be received or is being threatened.

(d)         Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(e)         No judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor, to the Knowledge of the Loan Parties, are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)         There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

6.10      Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11      Taxes.

Except for failures that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect each of the Loan Parties and their Subsidiaries (1) have timely and duly filed all Tax returns and reports required to have been filed by it, except to the extent that the failure to do so could not, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, and (2) have paid all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable (including, in each case, in its capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS. There is no proposed Tax assessment or other Tax claim against any Loan Party or any Subsidiary that, if made, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement under which any payments, if made, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.12      ERISA Compliance.

(a)         Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the best Knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)         There are no pending or, to the best Knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA, and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

6.13      Subsidiaries.

(a)         Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

(b)         All issued and outstanding Equity Interests of RedHill Parent and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable and such Equity Interests were issued in compliance with all applicable Laws. All issued and outstanding Equity Interest of RedHill Parent’s Subsidiaries are free and clear of all Liens other than Permitted Liens. As of the Closing Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of any Subsidiary.

6.14      Margin Regulations; Investment Company Act.

(a)         The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)         None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15      Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided,  that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by RedHill Parent to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of RedHill Parent and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16      Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17      Intellectual Property.

(a)         Schedule 6.17(a) sets forth a complete and accurate list of the Grantor’s Patents, including the following:  Schedule 6.17(a)(i) sets forth a complete and accurate list of the Owned Patents; Schedule 6.17(a)(ii) sets forth a complete and accurate list of the Exclusively Licensed Patents; and Schedule 6.17(a)(iii) sets forth a complete and accurate list of the Non-Exclusively Licensed Patents.  Schedule 6.17(a) also indicates for each Patent: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.

(b)         The Loan Parties and their Subsidiaries are the sole and exclusive owner of the entire right, title and interest in each of the Owned Patents. The Owned Patents are not subject to any encumbrance, lien or claim of ownership by any Third Party, and there are no facts that would preclude the applicable Loan Party or Subsidiary from having unencumbered title to each Owned Patents. No Loan Party or Subsidiary has received any notice of any claim by any Third Party challenging the ownership of the rights of such Loan Party or Subsidiary in and to such Owned Patent.

(c)         The Loan Parties and their Subsidiaries have a valid, exclusive license to use each of the Exclusively Licensed Patents.  Since January 1, 2017, except as disclosed in Schedule 6.17(m), there have not been, nor are there any pending or threatened, disputes relating to any Loan Party’s or Subsidiary’s right to use the Exclusively Licensed Patents. All licenses and similar agreements relating to each Loan Party’s or Subsidiary’s, as applicable, rights in the Exclusively Licensed Patents have been provided to the Administrative Agent prior to the Closing Date.

(d)         As of the date of this Agreement, none of the Loan Parties or their Subsidiaries have any licenses to use any Non-Exclusively Licensed Patents.

(e)         Each Person who has or has had any rights in or to the  Owned Patents or Exclusively Licensed Patents, including each inventor named on the Owned Patents or Exclusively Licensed Patents, has executed a contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such contract has been duly recorded at the United States Patent and Trademark Office.

(f)         To the Knowledge of each Loan Party, no issued Owned Patent or Exclusively Licensed Patent has lapsed, expired or otherwise been terminated. No Owned Patent or Exclusively Licensed Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law

(g)         There are no unpaid maintenance fees, annuities or other like payments with respect to the Owned Patents or Exclusively Licensed Patents or Patent Payments.

(h)         Each of the Owned Patents or Exclusively Licensed Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Owned Patent or Exclusively Licensed Patent was issued or is pending. To the Knowledge of each Loan Party, there is not any Person who is or claims to be an inventor of any of the Owned Patents or the Exclusively Licensed Patents who is not a named inventor thereof. No Loan Party or Subsidiary has received any notice from any Person who is or claims to be an inventor of any of the Owned Patents or the Exclusively Licensed Patents who is not a named inventor thereof.

(i)          To the Knowledge of each Loan Party, each of the Owned Patents or Exclusively Licensed Patents is valid, enforceable and subsisting. No Loan Party or Subsidiary has received any opinion of counsel that any of the Owned Patents or Exclusively Licensed Patents is invalid or unenforceable. No Loan Party or Subsidiary has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Owned Patents or Exclusively Licensed Patents, except as  disclosed in Schedule 6.17(m).

(j)          To each Loan Party’s Knowledge, each individual associated with the filing and prosecution of the Owned Patents or Exclusively Licensed Patents has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Owned Patent or Exclusively Licensed Patent, in those jurisdictions where such duties exist.

(k)         Each Product has at least one valid claim, with at least a 5 year term remaining, of at least one Owned Patent or Exclusively Licensed Patent covering such Product that but for such Loan Party’s and Subsidiary’s rights in such Patent would be infringed by any Loan Party’s or any Subsidiary’s Exploitation of such Product.

(l)          To each Loan Party’s Knowledge, except for information disclosed to the applicable Patent Office during prosecution of the Patents, there are no Patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in such Patents, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Patents.

(m)        Except as disclosed in Schedule 6.17(m), there are no pending or threatened proceedings against the Owned Patents or Exclusively Licensed Patents before a Governmental Authority that could (i) impact the validity and/or enforceability of any of the claims of the Patents, or (ii) otherwise impact whether any claim within the Owned Patents or Exclusively Licensed Patents is a valid claim.

(n)         Except as disclosed in Schedule 6.17(m), there is no pending, decided or settled Dispute, including without limitation any International Trade Commission investigations, and, to the Knowledge of the Loan Parties, no such Dispute been threatened, in each case challenging the legality, validity, enforceability, scope or ownership of any Owned Patent or Exclusively Licensed Patent, or adjudicating whether any Owned Patent or Exclusively Licensed Patent is or would be infringed by the Exploitation of a Product by a Third Party or which would give rise to a credit or right of set off against the Product Payments (or the right to receive the same).

(o)         Except as disclosed in Schedule 6.17(m), there have not been nor are there any pending Disputes or like procedures involving any of the Owned Patents or Exclusively Licensed Patents. To the Knowledge of the Loan Parties, except as disclosed in Schedule 6.17(m), there are not any threatened Disputes or like procedures involving any of the Owned Patents or Exclusively Licensed Patents.

(p)         To the Knowledge of the Loan Parties, none of the conception, development and reduction to practice of the inventions claimed in the Owned Patents or Exclusively Licensed Patents has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(q)         No Loan Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Owned Patent or Exclusively Licensed Patent.

(r)         Except as disclosed in Schedule 6.17(m), no Loan Party, Subsidiary nor any other Person has undertaken or omitted to undertake any acts, and, to the Knowledge of the Loan Parties,  no circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Owned Patents or Exclusively Licensed Patents.

(s)         To the Knowledge of the Loan Parties, no Third Party Patent has been, or is, or will be, infringed by the Exploitation of the Products by the Loan Parties and their Subsidiaries. To the Loan Parties’ Knowledge, no Patent other than the Owned Patents or Exclusively Licensed Patents would limit or prohibit in any material respect any Loan Party’s or Subsidiary’s Exploitation of any Product. No Loan Party or Subsidiary has received any notice of any claim by any Third Party asserting that such Person’s Exploitation of any Product infringes such Third Party’s Patents Rights. No Loan Party or Subsidiary has received any opinion of counsel regarding infringement or non-infringement of any Third Party Patents by such Loan Party’s or Subsidiary’s Exploitation of any Product.

(t)          To each Loan Party’s Knowledge, there are no pending, published patent applications owned by any Third Party, which the Loan Parties and their Subsidiaries do not have the right to use, which if issued, would limit or prohibit in any material respect the Loan Parties’ or their Subsidiaries’ Exploitation of any Product.

(u)         There are no Disputes between any Loan Party or Subsidiary and a Third Party relating to the Loan Parties’ and Subsidiaries’ Exploitation of any Product. No Loan Party or Subsidiary has received or given notice of any such Dispute, and to each Loan Party’s Knowledge, there exists no circumstances or grounds upon which any such claims could be asserted, except as disclosed in Schedule 6.17(m). The Owned Patents or Exclusively Licensed Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.

(v)         To each Loan Party’s Knowledge, no Third Party is infringing any of the issued Owned Patents or the Exclusively Licensed Patents.  No Loan Party or Subsidiary thereof has put any Third Party on notice of infringement of any of the issued Owned Patents or Exclusively Licensed Patents.

(w)        There are no copyrights, trademarks, trade secrets, or internet domain names material to the Loan Parties’ or their Subsidiaries’ Exploitation of any Product.

(x)         To each Loan Party’s Knowledge, there is no reason why Talicia will not be granted three years of data exclusivity by the FDA.

(y)         Talicia has met the criteria for obtaining the additional 5 years of exclusivity under QIDP, and the 5 years of exclusivity will be granted if the FDA grants the 3 years of exclusivity referenced in (x).

(z)         To the Knowledge of each Loan Party, Aemcolo is considered by the FDA to contain a NME and therefore entitled to data exclusivity for 5 years until November 16, 2023.

(aa)       Aemcolo is entitled to 5 years of exclusivity under QIDP, extending the exclusivity referenced in (z) until November 16, 2028.

6.18      Solvency.

The Borrower is Solvent on an individual basis, and RedHill Parent and its Subsidiaries are Solvent, on a consolidated basis.

6.19      Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20      Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Closing Date (with a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21      Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)         Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the Knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)         Anti-Corruption Laws.  To the extent applicable, the Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)         PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22      Material Contracts.

Except for the Material Contracts, as of the Closing Date there are no (a) employment agreements covering the management of RedHill Parent or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of RedHill Parent or any Subsidiary, (c) agreements for managerial, consulting or similar services to which RedHill Parent or any Subsidiary is a party or by which it is bound, (d) agreements regarding RedHill Parent or any Subsidiary, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, licenses of IP Rights or other lease or license agreements to which RedHill Parent or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer or supply agreements to which RedHill Parent or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) requiring payment of more than $1,000,000 in any year or (g) any other agreements or instruments to which RedHill Parent or any Subsidiary is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 6.22 sets forth, with respect to each real estate lease agreement that requires aggregate annual rent payments of more than $1,000,000 to which RedHill Parent or any Subsidiary is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract.

6.23      Compliance of Products.

(a)         The Loan Parties represent and warrant:

(i)          that RedHill Parent and its Subsidiaries possess all Permits, including Regulatory Approvals from the FDA and other Governmental Authorities required for the Exploitation of the Talicia Assets, except where the failure to so possess could not reasonably be expected to result in a Material Adverse Effect, and all such Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect;

(ii)         that (A) RedHill Parent and its Subsidiaries have not received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and (B) to the Knowledge of RedHill Parent and its Subsidiaries, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or adverse modification of any Regulatory Approval, in each case as they relate to the Talicia Assets;

(iii)       that none of the officers, directors, employees, shareholders, agents, or Affiliates of RedHill Parent or any Subsidiary or any agent or consultant involved in any Drug Application, has been alleged to have committed or convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a;

(iv)        that none of the officers, directors, employees, or, to the Loan Parties’ Knowledge, Affiliates of RedHill Parent or any Subsidiary or any agent or consultant has (A) made an untrue statement of material fact or fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to a Governmental Authority; or (B) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v)         that all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Governmental Authority relating to RedHill Parent or any Subsidiary, their business operations with respect to the Talicia Assets, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;

(vi)        that all preclinical and clinical trials conducted by or on behalf of RedHill Parent and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to and applicable Laws;

(vii)       that all of the Talicia Assets have since January 1, 2018 been manufactured, transported, stored and handled in all material respects in accordance with current good manufacturing practices applicable from time to time and applicable Laws;

(viii)     that neither RedHill Parent nor any Subsidiary has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against RedHill Parent or a Subsidiary, any action to enjoin RedHill Parent or a Subsidiary, its officers, directors, employees, agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected to have a Material Adverse Effect;

(ix)        neither RedHill Parent nor any Subsidiary has received from the FDA, at any time since January 1, 2018, a Warning Letter, unresolved Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to the Talicia Assets or the manufacture, processing, packaging or holding thereof, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to the Talicia Assets or the testing, manufacture, processing, packing, or holding thereof, that could reasonably be expected to have a Material Adverse Effect; and

(x)         that, since January 1, 2018, (A) there have been no Safety Notices, (B) to the Loan Parties’ Knowledge, there are no unresolved material product complaints with respect to the Talicia Assets which could reasonably be expected to have a Material Adverse Effect, and (C) to the Loan Parties’ Knowledge, there are no facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Talicia Assets, (2) a material change in the labeling of any of the Talicia Assets, or (3) a termination or suspension of the Exploitation of the Talicia Assets.

(b)         With respect to the Talicia Assets, the Loan Parties represent and warrant that:

(i)          all such Products are listed on Schedule 1.01(c) and RedHill Parent has delivered to the Administrative Agent on or prior to the Closing Date copies of all Regulatory Approvals relating to such Products issued or outstanding as of the Closing Date; provided,  that, if RedHill Parent and/or any Subsidiary shall at any time obtain any new or additional Regulatory Approvals from the FDA, or parallel state or local authorities, or foreign counterparts of the FDA, or parallel state or local authorities, with respect to any such Product which has previously been disclosed to Administrative Agent, RedHill Parent shall promptly give written notice to Administrative Agent of such new or additional Regulatory Approvals, along with a copy thereof);

(ii)         the operation of the business of RedHill Parent and its Subsidiaries with respect to the Talicia Assets, including the manufacture, import, marketing, promotion, sale, labeling, and distribution of such Products, has been in compliance with all Permits and applicable Laws, except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(iii)       without limiting the generality of Section 6.23(a)(i) and (ii) above, with respect to the Talicia Assets being tested or manufactured by RedHill Parent and its Subsidiaries, as of the Closing Date, to the Loan Parties’ Knowledge, neither RedHill Parent nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (A) RedHill Parent and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Product or the marketing and sales of such Product, in each case which have identified any material deficiencies or violations of Laws or the Permits related to the manufacture, marketing and/or sales of such Product that could reasonably be expected to result in a Material Adverse Effect, or (B) any such Regulatory Approval that could be reasonably expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Product by RedHill Parent and its Subsidiaries should cease or that such Product should be withdrawn from the marketplace;

(iv)        neither RedHill Parent nor any Subsidiary has experienced any significant failures in the manufacturing of any such Product for commercial sale that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Effect.

6.24      Labor Matters.

There are no existing or, to the Knowledge of the Loan Parties, threatened strikes, lockouts or other labor disputes involving RedHill Parent or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hours worked by and payments of compensation made by RedHill Parent and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25      EEA Financial Institution.

No Loan Party or any of their Subsidiaries is an EEA Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

Subject to Section 11.21, so long as any Lender shall have any Term Loan Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01      Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders (it being understood and agreed that, so long as the financial statements delivered pursuant to this Section 7.01 comply in all material respects with the form and detail of financial statement requirements of the SEC, such financial statements shall be deemed satisfactory in form and detail to the Administrative Agent and the Required Lenders):

(a)         as soon as available, and in any event within ninety (90) days after the end of each fiscal year of RedHill Parent (or, if earlier, when required to be filed with the SEC), a consolidated statement of financial position of RedHill Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an Approved Independent Certified Public Accountant, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)         as soon as available, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of RedHill Parent (or, if earlier, when required to be filed with the SEC), a condensed consolidated interim statement of financial position of RedHill Parent and its Subsidiaries as at the end of its fiscal quarter, and the related condensed consolidated interim statements of comprehensive income (loss), changes in equity, and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of RedHill Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of RedHill Parent and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02      Certificates; Other Information.

(a)         Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(i)          concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of RedHill Parent, certifying compliance with the covenant set forth in Section 8.16 and setting forth a calculation of Net Revenues for the four fiscal quarter period covered by such Compliance Certificate;

(ii)         concurrently with the delivery of the financial statements referred to in Section 7.01(a),  beginning with the fiscal year commencing January 1, 2022, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of RedHill Parent, certifying compliance with the covenant set forth in Section 8.18 and setting forth a calculation of Net Sales for the four-fiscal quarter period covered by such Compliance Certificate;

(iii)       as soon as practicable, and in any event not later than seventy-five (75) days after the commencement of each fiscal year of RedHill Parent, beginning with the fiscal year commencing January 1, 2021, an annual business plan and budget of RedHill Parent and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, substantially in the form of Exhibit J hereto;

(iv)        promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(v)         promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of RedHill Parent by independent accountants in connection with the accounts or books of RedHill Parent or any of its Subsidiaries, or any audit of any of them;

(vi)        promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(vii)       promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, (i) a summary of any material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (ii) a summary of any material written correspondence or any other material written communication from the FDA or any other regulatory body, in either case which summary may be redacted to preserve attorney-client or similar privilege;

(viii)     as soon as practicable, and in any event not later than the last Business Day of each month, copies of the most recent monthly statements for each Deposit Account, Securities Account and other bank account or securities account of RedHill Parent and each other Loan Party;

(ix)        promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time request;

(x)         concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of RedHill Parent (i) listing (A) all applications by any Loan Party, if any, for (1) U.S. Copyrights, Patents or Trademarks and (2) Copyrights, Patents or Trademarks with respect to Talicia, Aemcolo or the Specified Asset, in each case, made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for (1) U.S. Copyrights, Patents and

Trademarks and (2) Copyrights, Patents or Trademarks with respect to Talicia, Aemcolo or the Specified Asset, in each case, received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) all Trademark Licenses, Copyright Licenses and Patent Licenses entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (D) such supplements to Schedule 6.17 as are necessary to cause such schedule to be true and complete as of the date of such certificate and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements; and

(xi)        concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of RedHill Parent containing information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions, in each case and in each instance, in excess of $3,000,000 that occurred during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which RedHill Parent posts such documents, or provides a link thereto on RedHill Parent’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on RedHill Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent and including, for the avoidance of doubt, the EDGAR system website of the SEC). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)         The Administrative Agent shall have the right, from time to time, not more than once per calendar quarter, during normal business hours and upon no less than ten (10) Business Days’ prior written notice to the Borrower (provided,  that, after the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent and each Lender shall have the right, as often, at such times and without such prior notice, as each shall determine in its reasonable discretion), to have one or more Responsible Officers of the Borrower and RedHill Parent conduct a meeting with the Administrative Agent (provided,  that, no more than two meetings per calendar year shall be held in-person (the remainder of such meetings in any calendar year, if any, shall be held telephonically); provided,  further,  that, the location of such in-person meetings shall alternate between the offices or facilities of the Administrative Agent, on the one hand, and the offices or facilities of the Borrower, on the other), sufficient to discuss, with the Administrative Agent, the business, operations, properties and financial and other condition of  RedHill Parent  and its Subsidiaries, to discuss any Product (including Product inventory), to discuss regulatory activities with respect to any Product, to discuss business development and Exploitation efforts relating to any Product and to verify compliance with the provisions of the Loan Documents, among other matters.

7.03      Notices.

(a)         Promptly (and in any event, within five (5) Business Days of a Responsible Officer having Knowledge thereof) notify the Administrative Agent of the occurrence of any Default,

specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.

(b)         Promptly (and in any event, within ten (10) Business Days of a Responsible Officer having Knowledge thereof) notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         Promptly (and in any event, within ten (10) Business Days of a Responsible Officer having Knowledge thereof) notify the Administrative Agent of the occurrence of any ERISA Event.

(d)         Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by RedHill Parent or any Subsidiary.

(e)         Promptly (and in any event, within ten (10) Business Days of a Responsible Officer having Knowledge thereof) notify the Administrative Agent of any litigation arbitration or governmental investigation or proceeding not previously disclosed by a Loan Party which has been instituted or, to the Knowledge of the Loan Parties, is threatened in writing against any Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount; provided,  however, that such notice may be in summary form or redacted, in each case to preserve attorney-client or similar privilege.

(f)         Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent and each Lender of the occurrence of any default or event of default under (a) any document or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount or (b) any Material Contract.

(g)         Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of (i) the termination of any Material Contract other than upon its scheduled termination date; (ii) the receipt by RedHill Parent or any of its Subsidiaries from a counterparty asserting a default by RedHill Parent or any of its Subsidiaries under any Material Contract where such alleged default, if accurate would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Material Contract by a Loan Party; or (iv) any material amendment to a Material Contract in any manner adverse to the Lenders; provided,  that, for so long as RedHill Parent is subject to the public reporting requirements of the Exchange Act, the foregoing items shall be deemed to be furnished in writing pursuant to this Section 8.02(g) on the date on which such information is first available via the SEC’s EDGAR system or any successor thereto.

(h)         Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of the occurrence of any event with respect to an Loan Party’s property or assets resulting in a judgments, debts, liabilities, expenses, costs, damages or losses, to the extent not covered by insurance,  aggregating $250,000 or more.

(i)          Promptly (and in any event, within ten (10) Business Days of a Responsible Officer having Knowledge thereof) notify the Administrative Agent of any material licensing agreement or arrangement entered into by RedHill Parent or any Subsidiary in connection with any infringement or alleged infringement of the intellectual property of another Person.

(j)          Promptly (and in any event, within ten (10) Business Days of a Responsible Officer having Knowledge thereof) give written notice to the Administrative Agent of any representation or warranty made or deemed made by any Loan Party in any of the Loan Documents or in any certificate delivered to the Administrative Agent pursuant hereto proving to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

Each notice pursuant to this Section 7.03(a) through (j) shall be accompanied by a statement of a Responsible Officer of RedHill Parent setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04      Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all Tax liabilities upon it or its properties or assets (including in its capacity as a withholding agent), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by the Loan Party or such Subsidiary, (b)  all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) all Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05      Preservation of Existence, Etc.

(a)         Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 8.04 or Section 8.05).

(b)         Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)         Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)         Preserve or renew all of its Registered IP in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, the non-preservation or non-renewal of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.06      Maintenance of Properties.

(a)         Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted).

(b)         Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not be expected to have a Material Adverse Effect.

(c)         Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07      Maintenance of Insurance.

(a)         Maintain with financially sound and reputable insurance companies not Affiliates of RedHill Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)         Within thirty (30) days of the Closing Date, cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

7.08      Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09      Books and Records.

(a)         Maintain proper books of record and account, in which full, true and correct entries in conformity with IFRS consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)         Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10      Inspection Rights.

Permit representatives designated by the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of RedHill Parent and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to RedHill Parent; provided,  that, (a) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided,  further,  that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may do any of the foregoing at the expense of RedHill Parent at any time without advance notice.

7.11      Use of Proceeds.

Use the proceeds of: (i) the Tranche A Term Loans to fund commercial operations of Talicia, Aemcolo and other commercial stage Products, (ii) the Tranche B Term Loans Loan to fund the Asset Acquisition and commercial operations of the Acquired Assets and (iii) the Tranche C Term Loans and the Tranche D Term Loans in the manner agreed by the parties, provided,  that, in no event shall the proceeds of the Loans be (a) used in contravention of any Law or of any Loan Document or (b) distributed as dividends to RedHill Parent or be provided as a loan, payment of Indebtedness, services, expenses or fees or otherwise transferred to RedHill Parent or any Prohibited Subsidiary in any other way.

7.12      Additional Subsidiaries.

(a)         At the time of the acquisition or formation of any Subsidiary:

(i)          notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by RedHill Parent or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(ii)         if such Subsidiary (x) is organized under the laws of the United States, any state thereof, or the District of Columbia or (y) owns any Talicia Asset, any Acquired Asset, any property or right located in the United States, or any property or right relating in any material respect to the Exploitation of any Product in the United States, in each case, cause such Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g), in the case of any personal property Collateral located at a premises leased by a Loan Party, such Collateral Access Agreements as may be reasonably required by the Administrative Agent and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided,  that any documents required by this Section 7.12(a)(ii) of the type referred to in Section 5.01(g)(vi) and the Collateral Access Agreements requested by the Administrative Agent pursuant to this clause (ii) shall be delivered within five days of such acquisition or formation.

(b)         If RedHill Parent or any Subsidiary transfers any Talicia Asset, any Acquired Asset, any property or right located in the United States, or any property or right relating in any material respect to the Exploitation of any Product in the United States, to a Subsidiary that is not a Loan Party, immediately cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13      ERISA Compliance.

Do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Code to maintain such qualification, and (c) make all contributions required to be made by RedHill Parent and its Subsidiaries to any Pension Plan subject to Section 412, Section 430 or Section 431 of the Code, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

7.14      Pledged Assets.

(a)         Equity Interests.

(i)          Cause 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by a Loan Party (other than RedHill Parent) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent; provided,  that, the Loan Parties shall have thirty (30) days after the acquisition of such Equity Interests to perfect the Administrative Agent’s Lien thereon.

(ii)         Cause 100% of the issued and outstanding Equity Interests of the Borrower and each Guarantor directly owned by RedHill Parent to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent; provided,  that, RedHill Parent shall have thirty (30) days after the acquisition of such Equity Interests to perfect the Administrative Agent’s Lien thereon.

(b)         Other Property.

(i)          Cause all property (other than Excluded Property (as defined in the Security Agreement)) of each Loan Party (other than RedHill Parent) to be subject at all times to first priority (subject to Permitted Liens), perfected (and, in the case of Material Real Property, a Mortgage) Liens in favor of the Administrative Agent, for the benefit of the Lenders, to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided,  that, the Loan Parties shall have thirty (30) days after the acquisition of such property to perfect the Administrative Agent’s Lien thereon.

(ii)         Cause all Talicia Assets, Acquired Assets, property or right located in the United States, or property or right relating in any material respect to the Exploitation of any Product in the United States (in each case, other than Excluded Property (as defined in the Security Agreement)) of RedHill Parent to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent, for the benefit of the Lenders,  to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided,  that, RedHill Parent shall have thirty (30) days after the acquisition of such property to perfect the Administrative Agent’s Lien thereon.

7.15      [Reserved].

7.16      Deposit Accounts; Securities Accounts.

(a)         Within thirty (30) days after the acquisition or establishment of any Deposit Account or Securities Account by any Loan Party, provide written notice thereof to the Administrative Agent and the Lenders.

(b)         Cause (i) all Deposit Accounts and Securities Accounts of the Loan Parties (other than RedHill Parent) and (ii) all Deposit Accounts and Securities Accounts of RedHill Parent containing Net Revenues of RedHill Parent or any of its Subsidiaries for any Product in the United States, in each case, at all times to be subject to Control Agreements, in each case in form and substance satisfactory to the Administrative Agent. RedHill Parent agrees that to the extent any of its Deposit Accounts and/or Securities Accounts contain Net Revenues of RedHill Parent or any of its Subsidiaries for any Product in the United States, it shall promptly notify the Administrative Agent thereof and create a first raking floating charge or otherwise create a security interest in favor of the Administrative Agent, for the benefit of the Lenders, over its rights under such accounts.

(c)         Maintain all of the cash, Cash Equivalents and other funds of the Loan Parties and their Subsidiaries (other than RedHill Parent, except with respect to Net Revenues of RedHill Parent or any of its Subsidiaries for any Product in the United States) in (i) Deposit Accounts or Securities Accounts, in each case, that are subject to a Control Agreement, or (ii) in Excluded Deposit Accounts.

(d)         Ensure that no Loan Party terminates any Deposit Account or Securities Account governed by a Control Agreement without the Administrative Agent’s prior written consent; provided,  that, without the Administrative Agent’s consent, such Loan Party may from time to time to establish a replacement for a Deposit Account or Securities Account governed by a Control Agreement so long as any such replacement is governed by a Control Agreement.

7.17      Products.

(a)         Without limiting the generality of Section 7.08, in connection with the development, testing, manufacture, marketing or sale of each of Talicia, the Talicia Assets, the Specified Asset,  any Acquired Assets and Aemcolo by RedHill Parent or any Subsidiary, RedHill Parent or such Subsidiary shall comply in all material respects with all Regulatory Approvals.

(b)         Without limiting the generality of Section 7.17(a) above, Borrower shall immediately and in any event within three (3) Business Days give written notice to Administrative Agent upon Borrower’s becoming aware that any of the representations and warranties set forth in Section 6.23 with respect to Talicia, the Talicia Assets, the Specified Asset and any Acquired

Assets and Aemcolo have become incorrect in any material respect (provided,  that, for the avoidance of doubt, the giving of such notice shall not cure or result in the automatic waiver of any Default or Event of Default that may have resulted from such breach of such representation or warranty).

7.18      Consent of Licensors.

Promptly after entering into or becoming bound by any license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall provide written notice to the Administrative Agent of the material terms of such license or agreement. For any license or agreement with respect to the Specified Asset the Loan Parties shall, and for any license or agreement with respect to Aemcolo the Loan Parties shall use their best efforts to, obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents. For any other license or agreement, the Loan Parties shall use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the applicable Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for the Administrative Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future and (ii) the Administrative Agent to have the ability in the event of a liquidation of any of the Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.19      Anti-Corruption Laws.

To the extent applicable, conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20      Maintenance of IP Rights.

(a)         Renew, prosecute, enforce, defend, and maintain all Patents and Trademarks in which the Loan Parties have a right to renew, prosecute, enforce, defend, or maintain except where the failure to renew, prosecute, enforce, defend or maintain any such IP Rights could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b)         At its sole expense, take any and all commercially reasonable actions and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary and/or desirable to (i) diligently prosecute and maintain the Owned Patents and Exclusively Licensed Patents and (ii) diligently defend or assert the Owned Patents and Exclusively Licensed against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference) except where the failure to renew, prosecute, enforce, defend, or maintain any such Patents would not reasonably be expected to have a Material Adverse

Effect. Loan Parties shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the Patents.

(c)         In the event that any Loan Party becomes aware that the use of the Patents and/or the Exploitation of Talicia, Aemcolo, the Specified Asset or any Acquired Assets infringes or violates, either currently or in the future, any third party intellectual property, such Loan Party shall promptly take commercially reasonable steps to secure the right to use such intellectual property on behalf of itself and shall pay all costs and amounts associated in connection with obtaining any such license.

7.21      Talicia Assets and Acquired Assets.

(a)         The Borrower shall either (i) possess all licenses and other rights to, or (ii) have license to use, in each case, the Talicia Assets, Acquired Assets and Permits, including Regulatory Approvals from the FDA and other Governmental Authorities necessary and advisable for the Exploitation of Talicia and the Acquired Assets in the United States.

(b)         The Loan Parties shall Exploit or engage in the Exploitation of (i) Talicia and the Talicia Assets in accordance with the plan provided to the Administrative Agent prior to the Closing Date and attached hereto as Exhibit I;  provided,  that, for the avoidance of doubt, a reduction in the number of sales representatives exclusively responsible for Talicia, the Acquired Assets and Aemcolo below (x) 76 sales representatives as on and after the Closing Date and (y) 119 sales representatives as on and after July 31, 2020, in the case of each of clauses (x) and (y) for 30 consecutive days shall be a failure to perform and observe this Section 7.21, and (ii) the Acquired Assets in accordance with the plan to be provided to the Administrative Agent prior to the Tranche B Funding Date pursuant to Section 5.03(a)(ii).

7.22      Post-Closing Matters.

RedHill Parent and the Borrower undertake:

(a)         by no later than three (3) Business Days after the Closing Date, to deliver to the Administrative Agent evidence that all Collateral Documents (Israel), the Pledge Agreement and the Security Agreement have been duly filed for registration and stamped ‘nitkabel’ by the Israeli Companies Registrar and, with respect to the Israeli Fixed Charge Debenture, the Israeli Patent Authority, together with all required notices and a Hebrew convenience translation thereof accompanied by confirmation letters of RedHill Parent as to the adequacy of the translations;

(b)         by no later than twenty-one (21) days after the Closing Date, to deliver to the Administrative Agent evidence that: (i) each of the Collateral Documents (Israel), the Pledge Agreement and the Security Agreement have been duly registered with the Israeli Companies Registrar together with an original charge registration certificate; and (ii) the Israeli Fixed Charge was duly registered with the Israeli Patent Authority together with an original charge registration certificate;

(c)         by no later than twenty-one (21) days after the Closing Date, deliver to the Administrative Agent a favorable opinion of legal counsel to the Loan Parties under the laws of Israel, addressed to the Administrative Agent and each Lender, with respect to the Israeli post-Closing matters, in form and substance satisfactory to the Administrative Agent;

(d)         by no later than thirty (30) days after the Closing Date, to deliver to the Administrative Agent such Collateral Access Agreements as may be reasonably required by the Administrative Agent;

(e)         by no later than thirty (30) days after the Closing Date, to deliver to the Administrative Agent copies of insurance policies or certificates of insurance naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders;

(f)         by no later than thirty (30) days after the Closing Date, to deliver to the Administrative Agent (i) for each of the manufacturing and/or supply agreement listed on Schedule 4 to the Israeli Fixed Charge Debenture (in execution form if not executed as of the Closing Date) one of the following options: (A) (x) an amendment or written consent to such agreement to permit the assignment of and creation of a security interest over such agreement to a third party and (y) executed local law collateral documents, providing for a perfected security interest in such agreement, as determined by the Administrative Agent in its sole discretion; (B) the assignment of such agreement to the Borrower; or (C) an executed backup manufacturing and supply agreements between the Borrower and the applicable manufacturer or supplier, and (ii) executed counterparts  of any amendments to the Israeli Fixed Charge Debenture and any notices required to be made with the Israeli Companies Registrar or otherwise for this purpose, as needed to memorialize the foregoing under this clause (f); and

(g)         by no later than ten (10) Business Days after the Closing Date, to deliver to the Administrative Agent executed counterparts (including by electronic means) of an amendment to the Talicia Intercompany Agreement, incorporating the amendments to the Talicia Intercompany Agreement as requested by the Administrative Agent in its sole discretion.

ARTICLE VIII

NEGATIVE COVENANTS

Subject to Section 11.21, so long as any Lender shall have any Term Loan Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01      Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)         Liens pursuant to any Loan Document;

(b)         Liens existing on the date hereof and listed on Schedule 8.01;  provided,  that, such Liens do not encumber assets used or useful in the Exploitation of Talicia;

(c)         Liens (other than Liens imposed under ERISA) for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS;

(d)         Liens in respect of property imposed by requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(e)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)         deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)         easements, rights-of-way, restrictions and other similar affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)         Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)          Liens securing Indebtedness permitted under Section 8.03(e);  provided,  that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)          licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k)         any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)          normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)        Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)         Liens of sellers of goods to RedHill Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)         Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(p)         Liens securing liability for reimbursement or indemnification obligations of RedHill Parent or any Subsidiary to insurance carriers providing insurance to RedHill Parent or any Subsidiary arising by virtue of deposits made in the ordinary course of business;

(q)         Permitted Licenses;

(r)         Liens on (i) assets of any Royalty/Revenue Subsidiary pledged in connection with a Permitted Royalty/Revenue Financing, and (ii) Equity Interests of any Royalty/Revenue Subsidiary pledged by RedHill Parent pursuant to a Permitted Royalty/Revenue Financing; and

(s)         other Liens securing Indebtedness not exceeding $100,000 in the aggregate at any one time outstanding; provided,  that, such Liens do not encumber assets relating in any material respect to the Exploitation of Talicia or any Acquired Assets, if applicable.

8.02      Investments.

Make any Investments, except:

(a)         Investments held by RedHill Parent or such Subsidiary in the form of cash or Cash Equivalents;

(b)         Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)         Investments in any Person that is a Loan Party (and if such Person becomes a Loan Party as a result of an Acquisition, such Acquisition is a Permitted Acquisition), other than any Investment by the Borrower or any Subsidiary of the Borrower in RedHill Parent or any Prohibited Subsidiary;

(d)         (i) Investments by any Subsidiary of the Borrower that is not a Loan Party in the Borrower or any other Subsidiary of the Borrower; and (ii) Investments by any Prohibited Subsidiary in RedHill Parent and any other Prohibited Subsidiary;

(e)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)         Permitted Acquisitions;

(g)         loans and advances to employees in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and to purchase Equity Interests of RedHill Parent;

(h)         Guarantees permitted by Section 8.03 (other than by reference to Section 8.02 (or any clause hereof));

(i)          promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 8.05;

(j)          Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(k)         Investments by RedHill Parent directly and not exceeding $15,000,000 made in connection with the establishment of a strategic partnership, strategic alliance, joint venture or similar arrangement;

(l)          Investments in a Royalty/Revenue Subsidiary made in connection with a Permitted Royalty/Revenue Financing; and

(m)        other Investments not exceeding $3,000,000 in the aggregate at any one time outstanding, no more than $1,000,000 in the aggregate of which may be Investments of the Borrower and its Subsidiaries; provided,  that, no such Investment shall be an Investment by the Borrower or any Subsidiary of the Borrower to RedHill Parent or any Prohibited Subsidiary.

8.03      Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)         Indebtedness of RedHill Parent and its Subsidiaries existing on the Closing Date and described on Schedule 8.03;

(c)         intercompany Indebtedness permitted under Section 8.02;

(d)         obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract, provided,  that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e)         purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by a Loan Party to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided,  that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)         unsecured Subordinated Indebtedness of RedHill Parent or a Foreign Subsidiary (provided, that, such Foreign Subsidiary is not a Loan Party or a Subsidiary of the Borrower or any other Domestic Subsidiary) that matures no earlier than 90 days following the Term Loan Maturity Date; provided,  that, RedHill Parent’s trailing twelve month operating profits exceed $25,000,000 (based upon RedHill Parent’s financial statements that have been delivered pursuant to Sections 7.01(a) or (b));

(g)         all Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Loan Party is a general partner or joint venturer; provided,  that, such Indebtedness is without any recourse to RedHill Parent or any of its Subsidiaries, whether pursuant to a Guarantee or otherwise; and

(h)         Indebtedness of Royalty/Revenue Subsidiaries incurred pursuant to Permitted Royalty/Revenue Financings in an aggregate amount for all such Permitted Royalty/Revenue Financings not to exceed $30,000,000 at any one time outstanding;

(i)          other unsecured Indebtedness of RedHill Parent in an aggregate amount not to exceed $500,000 at any one time outstanding.

8.04      Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided,  that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided,  that, the Borrower shall be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower); provided,  that, the Borrower shall remain a direct Subsidiary of RedHill Parent, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party; provided,  that, such Loan Party shall be the continuing or surviving corporation and no Subsidiary of the Borrower may be merged or consolidated with RedHill Parent or a Prohibited Subsidiary, and (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party; provided,  that, no Subsidiary of the Borrower may be merged or consolidated with RedHill Parent or a Prohibited Subsidiary.

8.05      Dispositions.

Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers) unless (a) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of and at least 75% of such consideration shall be cash or Cash Equivalents paid contemporaneously with consummation of such Disposition, (b) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (d) such transaction does not involve a sale, transfer, license or other disposition of any Product (including Talicia or the Acquired Assets) (or any IP Rights associated therewith) in the United States (or any state or political subdivision thereof), (e) such transaction does not involve (x) the sale of assets either relating in any material respect to, or used in, the Exploitation of Talicia or the Acquired Assets or (y) the license of any Acquired Assets (or any IP Rights associated therewith) in the United States (or any state or other political subdivision thereof) or (y) any license of the Talicia Assets (or any IP Rights associated therewith) other than the Talicia Intercompany Agreement, and (f) the aggregate net book value of all of the assets sold or otherwise disposed of (including, for the avoidance of doubt, the assets sold or otherwise disposed of in such Disposition) occurring during the term of this Agreement does not exceed $1,000,000.

8.06      Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)         each Subsidiary of RedHill Parent (other than the Borrower and its Subsidiaries) may make Restricted Payments to any Loan Party;

(b)         each Subsidiary of the Borrower may make Restricted Payments to the Borrower and any Subsidiary of the Borrower that is a Loan Party; and

(c)         RedHill Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person.

Notwithstanding anything herein to the contrary and for the avoidance of doubt, none of the Borrower or any of its Subsidiaries may make any Restricted Payment to RedHill Parent or any other Subsidiary of RedHill Parent that is not a Subsidiary of the Borrower regardless of any contractual agreement to the contrary or otherwise.

8.07      Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by RedHill Parent and its Subsidiaries, taken as a whole, on the Closing Date or any business substantially related or incidental thereto.

8.08      Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02,  Section 8.03,  Section 8.04,  Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09      Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation with any Person that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge Collateral pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e),  provided,  that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided,  that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, or (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10      Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11      Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any required, involuntary, voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness (including any intercompany Indebtedness) of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents or permitted under Sections 8.03(d),  (e), and (i), and other than by any Royalty/Revenue Subsidiary in respect of Indebtedness incurred pursuant to Section 8.03(h);  provided,  that, with respect to Indebtedness incurred pursuant to Section 8.03(h), such payment, redemption, settlement or acquisition for value is made solely from the cash received by such Royalty/Revenue Subsidiary from the licenses, royalties and trade receivables for the corresponding Permitted Royalty/Revenue Financing).

8.12      Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a)         Amend, modify or change its Organization Documents in a manner adverse to the Lenders under the Loan Documents.

(b)         Change its fiscal year.

(c)         Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization.

8.13      Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary of RedHill Parent) to own any Equity Interests of any, direct or indirect, Domestic Subsidiary of RedHill Parent, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.14      Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15      Sanctions; Anti-Corruption Laws.

(a)         Directly or indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds of the Term Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b)         To the extent applicable, directly or indirectly, use the proceeds of the Term Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

8.16      Liquidity.

Permit, on any Business Day, cash and Cash Equivalents, in each case, of the Loan Parties held in Deposit Accounts and Securities Accounts for which the Administrative Agent shall have received an effective Control Agreement at any time to be less than (i) $6,000,000, from the Closing Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche B Funding Date, (ii) $16,000,000, from the Tranche B Funding Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche C Funding Date, (iii) $20,000,000, from the Tranche C Funding Date to the earlier of (x) the Term Loan Maturity Date and (y) the Tranche D Funding Date and (iv) $23,000,000, from the Tranche D Funding Date to the Term Loan Maturity Date.

8.17      Key Person Departure.

(a)         RedHill Parent shall not, with respect to Dror Ben-Asher, (i) terminate his employment as the full time, active chief executive officer of RedHill Parent or diminish his title, duties or authority as of the Closing Date with respect to his current role and responsibilities or (ii) permit him to cease to function as the full time, active chief executive officer of RedHill Parent or to diminish his title, duties or authority as of the Closing Date with respect to his current role and responsibilities, in each case, unless replaced within 90 days of such time with the written approval of the Administrative Agent after the Administrative Agent’s good faith consideration of potential replacements proposed by RedHill Parent at such time.

(b)         RedHill Parent and/or the Borrower shall not, with respect to Rick Scruggs, (i) terminate his employment as the full time, active chief commercial officer of the Borrower or diminish his title, duties or authority as of the Closing Date with respect to his current role and responsibilities or (ii) permit him to cease to function as the full time, active chief commercial officer of the Borrower or to diminish his title, duties or authority as of the Closing Date with respect to his current role and responsibilities, in each case, unless replaced within 90 days of such time with the written approval of the Administrative Agent after the Administrative Agent’s good faith consideration of potential replacements proposed by RedHill Parent at such time.

8.18      Minimum Net Sales. Beginning with the fiscal quarter ending June 30, 2022, permit Net Sales for any trailing four fiscal quarter period to be less than $90,000,000, measured quarterly as of the last day of the applicable fiscal quarter.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01      Events of Default.

Any of the following shall constitute an Event of Default:

(a)         Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01,  7.02,  7.03,  7.05,  7.10,  7.11,  7.12,  7.14,  7.16,  7.17,  7.18,  7.19,  7.21(a) or (b)(ii),  7.22 or Article VIII; or

(c)         Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) such failure occurred and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)         Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which RedHill Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which RedHill Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by RedHill Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (including, without limitation (i) the commencement of protected negotiations (“masa u-matan mugan”), (ii) an application for or the grant of a commencement of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency and Rehabilitation Law), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for thirty (30) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)         Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)          Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)         Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)          Change of Control. There occurs any Change of Control;

(m)        Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or RedHill Parent or any of its Subsidiaries shall contest in any manner the validity, binding nature or enforceability of any such provision;

(n)         Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business;

(o)         Material Contracts.  There occurs an “event of default” or “default” or any comparable term under any Material Contract that permits the counterparty under such Material Contract to terminate such Material Contract; or

(p)         Products.  (i) The FDA shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any Regulatory Approval related to any Product marketed in the United States; or (ii) any Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any Regulatory Approval related to any Product  marketed in the United States; or (iii) any Loan Party or any Subsidiary shall initiate any recall of any Product marketed in the United States or any Safety Notice is issued or initiated in connection therewith.

9.02      Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided,  however,  that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid Outstanding Amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the prepayment premium and fees payable pursuant to the Fee Letter will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Term Loan shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment premium and fees payable to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The prepayment premium and fees payable pursuant to the Fee Letter shall also be payable and any discount on the Term Loan shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM, FEE AND ANY DISCOUNT ON THE TERM LOAN IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that (i) the prepayment premium and fees payable pursuant to the Fee Letter and any discount on the Term Loan provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium and fees payable pursuant to the Fee Letter and any discount on the Term Loan shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the prepayment premium and fees payable pursuant to the Fee Letter and any discount on the Term Loan, and (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the prepayment premium and fees payable pursuant to the Fee Letter and any discount on the Term Loan to the Lenders as herein described is a material inducement to the Lenders to make the Term Loan hereunder.

9.03      Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, prepayment premium and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on and prepayment premium and fees with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

(a)         Each of the Lenders hereby irrevocably appoints HCR Collateral Management, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. Except for the Borrower’s specific rights contained in Section 10.06, the provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. It is understood and agreed that the Administrative Agent shall not be obligated to enforce any remedies against the Collateral to the extent that the Administrative Agent concludes that such enforcement would cause it personal liability. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. It is understood and agreed that the Required Lenders may, notwithstanding such failure to enforce by the Administrative Agent, enforce remedies against the Collateral.

10.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided,  that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Administrative Agent shall request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) with respect to any action or actions (including failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from taking such action unless and until it shall have received instruction from such Lenders and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the value or sufficiency of any Collateral.

10.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent.

(a)         Notice. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, a successor Administrative Agent may be appointed in accordance with subsection (b) hereof. Such resignation shall be effective on the Resignation Effective Date. Whether or not a successor has been appointed and accepted such appointment by the Resignation Effective Date, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)         Appointment of Successor Administrative Agent. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent must, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing).

(c)         Effect of Resignation. With effect from the Resignation Effective Date: (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except as set forth in the next sentence and except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section), other than any obligations under Section 11.07 hereof. The fees payable by the Borrower to a successor

Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09    Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)         to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Term Loan Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);  and

(c)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.10    Withholding Taxes.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any taxing authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01, without limiting or expanding the obligations of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, in each case, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.10.  The agreements in this Section 10.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XI

MISCELLANEOUS

11.01    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  that:

(a)         no such amendment, waiver or consent shall:

(i)          extend or increase the Term Loan Commitment of a Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Term Loan Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or a mandatory reduction in Term Loan Commitments is not considered an extension or increase in Term Loan Commitments of any Lender);

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premium, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Term Loan Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Term Loan Commitments are to be reduced;

(iii)       reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided,  however,  that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)        change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v)         except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vi)        release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone);

(vii)       change any provision of Section 2.12 without the written consent of each Lender directly affected thereby; and

(b)         unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided,  further,  that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything herein to the contrary, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Term Loan Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02    Notices and Other Communications; Facsimile Copies.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided,  that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided,  that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided,  that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)         Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided,  however,  that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided,  further,  that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; and Damage Waiver.

(a)         Costs and Expenses. The Loan Parties shall pay (i) all documented out-of-pocket expenses incurred by the Administrative Agent, HCR and their respective Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent, HCR and their respective Affiliates), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, including any Loan Documents after the Closing Date, and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and charges for attorneys who may be employees of the Administrative Agent, HCR, any Lender or their Affiliates, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)         Indemnification by the Loan Parties. The Loan Parties shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided,  that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)         Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay in full in cash any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided,  further,  that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(b).

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)         Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f)         Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender (other than any Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of (a) the Loans and (b) Revenue Interests at the time owing to it); provided,  that, (i) no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person, and (ii) no Lender may separate its rights and obligations with respect to the Loans owing to it from the Revenue Interests owing to it in any such assignment. Neither the Borrower nor any other Loan Party may assign any of its rights or obligations under this Agreement or any of the other Loan Documents.

From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,  3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided,  that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest), at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided,  that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation and (iv) no Lender may separate its rights and obligations with respect to the Loans owing to it from the Revenue Interests owing to it in any such participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided,  that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06,  provided,  that, such Participant (1) shall be subject to the provisions of Section 11.13 as if it were an assignee under paragraph (b) of this Section and (2) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than its participating Lender would be entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable Participation. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender;

provided,  that, such Participant shall be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register; provided,  that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided,  that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08    Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided,  that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided,  that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.

If (A) any Lender is a Defaulting Lender or (B) the Borrower is required to pay any Indemnified Taxes to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided,  that:

(a)         the Borrower shall have paid to the Administrative Agent the assignment fee set forth in Section 11.06;

(b)         such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium and fees) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(c)         such assignment does not conflict with applicable Laws; and

(d)         if such assignment or delegation is pursuant to clause (B) above, such assignment or delegation will result in a material reduction in the applicable payments of Indemnified Taxes; and

(e)         a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17    USA PATRIOT Act.

Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18    No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, HCR, the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, HCR, the Lenders and their respective Affiliates on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, HCR, each Lender and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, HCR and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, HCR nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, HCR, any Lender or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 11.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.21    Release; Effectiveness of Covenants.

Following the Discharge of the Term Loan Obligations, (a) the Administrative Agent’s security interest in the Collateral (other than the Deposit Accounts) shall be automatically released and terminated, and the Administrative Agent shall, at the Borrower’s cost and expense, take all action reasonably requested by the Borrower to evidence such release and termination, (b) the Guarantee of each Guarantor (other than RedHill Parent) in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV shall be automatically released and terminated, and the Administrative Agent shall, at the Borrower’s cost and expense, take all action reasonably requested by the Borrower to evidence such release and termination, and (c) the covenants set forth in Article VII (other than Sections 7.01,  7.02(a)(i), (iii),  (viii),  (ix),  7.02(b),  7.03(a)-(d) and (g),  7.04(a),  7.05,  7.06,  7.07,  7.08,  7.09,  7.10,  7.16,  7.17,  7.19,  7.20, and 7.21) and Article VIII (other than Sections 8.05(e),  8.07,  8.12, and 8.15) shall cease to apply to RedHill Parent and its Subsidiaries; provided,  however, that, notwithstanding the foregoing, all covenants in Article VII and Article VIII shall cease to apply on the earlier of (i) the Revenue Interest Maturity Date and (ii) the date on which the Borrower pays, or causes to be paid, to the Administrative Agent an amount equal to the Revenue Interest Payment Amount for each Calendar Quarter for the period from such date to the Revenue Interest Maturity Date, assuming the maximum Applicable Royalty Rate for each such Calendar Quarter during such period.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	REDHILL BIOPHARMA INC.,
a Delaware corporation

	By:	/s/ Dror Ben-Asher
	Name:	Dror Ben-Asher
	Title:	CEO

GUARANTOR:	REDHILL BIOPHARMA LTD.,
a company incorporated under the laws of the State of Israel

	By:	/s/ Micha Ben Chorin
	Name:	Micha Ben Chorin
	Title:	CFO

	By:	/s/ Dror Ben-Asher
	Name:	Dror Ben-Asher
	Title:	CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	REDHILL BIOPHARMA INC.,
a Delaware corporation

	By:	/s/ Rick Scruggs
	Name:	Rick Scruggs
	Title:	CCO

GUARANTOR:	REDHILL BIOPHARMA LTD.,
a company incorporated under the laws of the State of Israel

By:
Name:
Title:

ADMINISTRATIVE AGENT:	HCR COLLATERAL MANAGEMENT, LLC

	By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

LENDERS:	HCR Stafford Fund, L.P.
by HCR Stafford Fund GP, LLC, its general partner

	By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

LENDERS:	HCR Molag Fund, L.P.
by HCR Molag Fund GP, LLC, its general partner

	By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

LENDERS:	HCR Potomac Fund, L.P.
by HCR Potomac Fund GP, LLC, its general partner

	By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

LENDERS:	HCR Overflow Fund, L.P.
by HCR Overflow Fund GP, LLC, its general partner

	By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner

LENDERS:	HealthCare Royalty Partners IV, L.P.
by HealthCare Royalty GP IV, LLC, its general partner

	By:	/s/ Clarke B. Futch
	Name:	Clarke B. Futch
	Title:	Managing Partner